Filed pursuant to Rule 424(b)(4)
Registration Statement No. 333-179095

Prospectus

FIRST CAPITAL BANCORP, INC.

8,913,513 Units for a Purchase Price of $2.00 per Unit

Each Unit Consisting of

1 share of Common Stock and

a warrant to purchase 1/2 of a share of Common Stock

We are offering for sale 8,913,513 units (individually, a “Unit”) for a price of $2.00 per Unit. Each Unit consists of one share of common stock and a transferable warrant to purchase one-half (1/2) of a share of common stock upon the terms described herein. The common stock and the warrants will be issued separately but will be purchased together in the rights offering and the public offering described below. This Prospectus also relates to the offering of shares of common stock upon the exercise, if any, of the warrants issued in this offering. The offering will not be completed unless we sell a minimum of 2,500,000 Units in the offering. In this Prospectus we refer to the sale of 2,500,000 Units as the minimum of the offering range, and the sale of 8,913,513 Units as the maximum of the offering range.

We are offering the Units in a rights offering to our shareholders of record as of 5:00 p.m. Eastern time on February 10, 2012, the record date of the rights offering. For each share of common stock held as of February 10, 2012, a shareholder will have the nontransferable right to subscribe for up to three Units in the offering. We refer to the right to subscribe for three Units for each share owned as of February 10, 2012 as the “Basic Subscription Privilege”. The rights offering will terminate at 5:00 p.m. Eastern Time on April 16, 2012, unless extended until no later than June 29, 2012. As of February 10, 2012, there were 2,971,171 shares of our common stock issued and outstanding.

In addition, shareholders who exercise their Basic Subscription Privilege in full will have the opportunity to purchase Units that are not purchased by other shareholders or the Standby Purchaser (as defined below). We refer to the opportunity to purchase such units as the Over-Subscription Privilege. The Over-Subscription Privilege is subject to a right of first refusal we have granted to the Standby Purchaser (as defined below).

We may offer unsubscribed Units to the public for a price of $2.00 per Unit in a public offering as described below. Any public offering of unsubscribed Units will be on a best efforts basis. We expect that any public offering will terminate at 5:00 Eastern time on or about April 26, 2012 unless extended until no later than June 29, 2012.

If you exercise your Basic Subscription Privilege by purchasing three Units for each share that you own you will not experience any dilution in the percentage of our outstanding shares of common stock that you own immediately after the completion of the offering, and you may experience an increase in the percentage of our outstanding shares that you own. If Units are available and you purchase additional Units pursuant to the Over-Subscription Privilege, then in all circumstances the percentage of our outstanding shares that you own immediately after the offering will be higher than it was before the offering.

We have separately entered into a standby purchase agreement (the “Standby Purchase Agreement”) with Kenneth R. Lehman, a private investor (the “Standby Purchaser”). Pursuant to the Standby Purchase Agreement, the Standby Purchaser has agreed to acquire from us, at the subscription price of $2.00 per Unit, 350,000 Units if such Units are available after exercise of the Basic Subscription Privilege. The Standby Purchaser is required to purchase 350,000 Units only if we have sold at least 2,500,000 Units in the rights offering and the public offering described above, if any, but he may waive this requirement and purchase such Units even if we have not sold 2,500,000 Units to other subscribers. It is also a condition to the obligations of the Standby Purchaser that our current directors and executive officers subscribe for, in the aggregate, at least 500,000 Units ($1,000,000) in the rights offering. In addition, the Standby Purchase Agreement provides that the Standby Purchaser will have a right of first refusal to purchase Units available after the exercise of the Basic Subscription Privilege, provided that immediately following the offering the Standby Purchaser may not own more than 45% of our outstanding shares of common stock calculated on a fully-diluted basis by assuming that all warrants issued in the offering are exercised. We may waive the 45% limitation in our sole discretion. The maximum number of shares that could be acquired by the Standby Purchaser will require that the Standby Purchaser obtain prior regulatory nonobjection from applicable state and/or federal bank regulatory authorities.

The following examples illustrate the application of the foregoing provisions of the Standby Purchase Agreement. If we sell 483,649 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the right (but not the obligation) to purchase 2,016,351 additional Units, which would allow us to sell 2,500,000 Units and complete the offering at the minimum of the offering range. If we sell 2,500,000 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 3,316,093 Units (if they are available) for a total issuance of 6,166,093 Units in the offering. If we sell 4,011,081 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 4,552,432 Units (if they are available) for a total issuance of 8,913,513 Units in the offering. The Standby Purchaser may not purchase more than 4,902,432 Units unless we specifically permit him to do so. The Standby Purchaser must receive regulatory nonobjection in order to own, control or hold with the power to vote 10% or more of our outstanding shares, which means that he would need regulatory approval to purchase more than 377,322 Units at the minimum of the offering range and 819,633 Units at the maximum of the offering range. The Standby Purchase Agreement obligates the Standby Purchaser to purchase 350,000 Units (if they are available) if we sell 2,500,000 or more Units to subscribers other than the Standby Purchaser, but there can be no assurances that he will purchase more than 350,000 Units.

Subscription rights will expire if they are not exercised by 5:00 Eastern Time, on April 16, 2012. We reserve the right to extend the expiration date one or more times, but in no event will we extend the rights offering beyond June 29, 2012.

We reserve the right to cancel the rights offering at any time. In the event the rights offering is cancelled, all subscription payments received by the subscription agent will be returned promptly, without interest. In the event the rights offering is cancelled, the sale to the Standby Purchaser will not be completed.

You should carefully consider whether to exercise your subscription rights prior to the expiration of the rights offering. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights.

The subscription rights are not transferable.

Our common stock is currently traded on the Nasdaq Capital Market under the ticker symbol “FCVA”. The last reported sale price of our common stock on February 13, 2012 was $2.65 per share. Neither the subscription rights nor the Units will be listed for trading on the Nasdaq Capital Market or any other stock exchange or market. The warrants are not currently listed for trading on the Nasdaq Capital Market or any other stock exchange or market. Although we may elect to apply to list the warrants for trading on the Nasdaq Capital Market following the offering, we currently do not intend to do so. The shares of our common stock issuable upon the exercise of the subscription rights and upon exercise of the warrants will be listed for trading on the Nasdaq Capital Market with the other outstanding shares of our common stock.

OFFERING SUMMARY

Price: $2.00 per Unit

	Minimum	Maximum
Number of Units	2,500,000	8,913,513
Gross offering proceeds	$5,000,000	$17,827,026
Estimated offering expenses excluding selling agent commissions	$516,000	$516,000
Selling agent commissions (1)	$—	$290,000
Selling agent commissions per Unit	$—	$0.12
Estimated Net proceeds (1)	$4,484,000	$17,021,026
Estimated Net proceeds per Unit	$1.79	$1.91

(1)	We have engaged Davenport & Company LLC (“Davenport”) as our financial advisor in connection with the rights offering, the offering to the Standby Purchaser and the public offering. This is not a firm commitment underwritten offering. Davenport is not obligated to purchase any of the shares of common stock that are being offered for sale. See “Plan of Distribution” for a discussion of Davenport’s compensation for the rights offering and the public offering. Selling agent commission amount at the minimum of the offering assumes that all Units are sold pursuant to the exercise of subscription rights or to the Standby Purchaser. If all 2,500,000 Units at the minimum of the offering were sold in the public offering, selling agent commissions would be $300,000 or $0.12 per Unit, and estimated net proceeds would be $4,184,000 or $1.67 per Unit. Selling agent commission amount at the maximum of the offering assumes 2,500,000 Units are sold pursuant to the exercise of subscription rights, 4,000,000 Units are sold to the Standby Purchaser and 2,413,513 Units are sold in the public offering.

INVESTING IN OUR SECURITIES INVOLVES RISK. YOU SHOULD READ THE SECTION TITLED “RISK FACTORS” BEGINNING ON PAGE 15, AND ALL INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN ITS ENTIRETY BEFORE YOU DECIDE WHETHER TO EXERCISE YOUR SUBSCRIPTION RIGHTS. OUR BOARD OF DIRECTORS IS MAKING NO RECOMMENDATION REGARDING YOUR EXERCISE OF THE SUBSCRIPTION RIGHTS.

These securities are not deposits, savings accounts or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. Neither the Securities and Exchange Commission, the Board of Governors of the Federal Reserve, the Virginia State Corporation Commission nor any other state securities regulator has approved or disapproved of these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus is February 13, 2012

ABOUT THIS PROSPECTUS

Unless otherwise stated or the context otherwise requires, references in this Prospectus to “the Company,” “FCB”, “we,” “our” or “us” refer to First Capital Bancorp, Inc. and its consolidated subsidiaries.

You should rely only on the information contained or incorporated by reference in this Prospectus and in any applicable Prospectus supplement. We have not authorized any other person to provide you with different information. The information contained in this Prospectus, any applicable Prospectus supplement and the documents incorporated by reference herein or therein are accurate only as of the date such information is presented. Our business, financial condition, results of operations and prospects may have subsequently changed. You should also read this Prospectus together with the additional information described under the heading “Where You Can Find More Information.”

This Prospectus may be supplemented from time to time to add, update or change information in this Prospectus. Any statement contained in this Prospectus will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in such Prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this Prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this Prospectus.

This Prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”). The registration statement containing this Prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this Prospectus. The registration statement, including the exhibits, can be read on the Securities and Exchange Commission website or at the Securities and Exchange Commission offices mentioned under the heading “Where You Can Find More Information.”

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information from this Prospectus and the documents incorporated by reference in this Prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This Prospectus and the documents incorporated by reference in this Prospectus contain more detailed descriptions of the terms and conditions of the rights offering and provide additional information about us and our business, including the purchase of Units and the potential risks related to our business, the rights offering, and the shares of common stock issuable upon exercise of the warrants.

What is the rights offering?

We are distributing, at no charge, to holders of our shares of common stock, non-transferable subscription rights to purchase Units consisting of shares of our common stock and warrants. You will receive one subscription right for each share of common stock you owned as of 5:00 p.m., Eastern Time, on February 10, 2012, the record date. Each subscription right entitles the holder to a Basic Subscription Privilege and an Over-Subscription Privilege, which are described below. The shares to be issued in the rights offering, like our existing shares of common stock, will be traded on the Nasdaq Capital Market under the symbol “FCVA.”

Why are we conducting the rights offering?

We are conducting the rights offering to raise equity capital to improve our capital position, to implement an asset resolution plan as described elsewhere in this Prospectus (See – “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to ‘work-out’ problem assets at a faster pace than we currently intend”), to provide additional capital for our bank subsidiary, First Capital Bank, and to retain the remainder of any proceeds for general corporate purposes. Although FCB is well-capitalized for regulatory purposes, we believe that raising additional capital is prudent in light of current market conditions, and the related impact on our financial condition. Our capital position has been impacted by increases in our provision for loan losses due to the overall economy and deteriorating real estate market conditions. In addition, if sufficient funds are raised, FCB will consider repaying its Troubled Asset Relief Program (“TARP”) Funds to the U.S. Treasury. See “Use of Proceeds.” Our Board of Directors has chosen to raise capital through a rights offering to give our shareholders the opportunity to prevent ownership dilution by acquiring additional shares of common stock through the purchase of Units in the rights offering. Our Board of Directors also considered several alternative capital raising methods prior to concluding that the rights offering was the best option under the current circumstances. See “The Rights Offering – Background of the Rights Offering.” We believe that the rights offering will strengthen our financial condition by raising additional capital; however, our Board of Directors is making no recommendation regarding your exercise of the subscription rights. We cannot assure you that we will not need to seek additional financing or engage in additional capital offerings in the future.

What is the Basic Subscription Privilege?

Each subscription right gives our shareholders the opportunity to purchase up to three Units at a subscription price of $2.00 per Unit for each share of our common stock they held of record as of 5:00 p.m., Eastern Time, on February 10, 2012. Each Unit consists of one share of our common stock and a warrant to purchase one-half (1/2) of a share of common stock. You may exercise all or any portion of your Basic Subscription Privilege or you may choose not to exercise any subscription rights at all. However, if you exercise less than your full Basic Subscription Privilege, you will not be entitled to purchase any additional Units by using your Over-Subscription Privilege.

If you hold an FCB stock certificate, the number of rights you may exercise pursuant to your Basic Subscription Privilege is indicated on the enclosed rights certificate. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. Instead, the Depository Trust Company (“DTC”) will issue one subscription right to the nominee record holder for each share of our common stock that you own at the record date. If you are not contacted by your custodian bank, broker, dealer or other nominee, you should contact your nominee as soon as possible.

What is the Over-Subscription Privilege?

In the event that you purchase all of the Units available to you pursuant to your Basic Subscription Privilege, you may also choose to purchase a portion of any Units that are not purchased by our other shareholders through the exercise of their Basic Subscription Privileges. You should indicate on your rights certificate or communication from your broker how many additional Units you would like to purchase pursuant to your Over-Subscription Privilege.

If sufficient Units are available, we will seek to honor your over-subscription request in full. If, however, over-subscription requests exceed the number of Units available to be purchased pursuant to the Over-Subscription Privilege, we will allocate the available Units among shareholders who over-subscribed by multiplying the number of Units requested by each shareholder through the exercise of their Over-Subscription Privileges by a fraction that equals (x) the number of Units available to be purchased through Over-Subscription Privileges divided by (y) the total number of Units requested by all subscribers through the exercise of their Over-Subscription Privileges. As described above for the Basic Subscription Privilege, we will not issue fractional shares through the exercise of Over-Subscription Privileges.

In order to properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege at the time you deliver payment related to your Basic Subscription Privilege. Because we will not know the actual number of unsubscribed Units prior to the expiration of the rights offering, if you wish to maximize the number of Units you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Units that may be available to you. For that calculation, you must assume that no other shareholder, other than you, will subscribe for any Units pursuant to their Basic Subscription Privilege. See “The Rights Offering – Over-Subscription Privileges.”

In addition to the foregoing, the Over-Subscription Privilege is subject to, and limited by, the right of first refusal we have granted to the Standby Purchaser as described below.

What is the offering to the Standby Purchaser?

We have separately entered into a Standby Purchase Agreement with Kenneth R. Lehman, a private investor and the Standby Purchaser. Pursuant to the Standby Purchase Agreement, the Standby Purchaser has agreed to acquire from us, at the subscription price of $2.00 per Unit, 350,000 Units if such Units are available after exercise of the Basic Subscription Privilege. The Standby Purchaser is required to purchase 350,000 Units only if we have sold at least 2,500,000 Units in the rights offering and the public offering described below, if any, but he may waive this requirement and purchase such Units even if we have not sold 2,500,000 Units to other subscribers. It is also a condition to the obligations of the Standby Purchaser that our current directors and executive officers subscribe for, in the aggregate, at least 500,000 Units ($1,000,000) in the rights offering. In addition, the Standby Purchase Agreement provides that the Standby Purchaser will have a right of first refusal to purchase Units available after the exercise of the Basic Subscription Privilege, provided that immediately following the offering the Standby Purchaser may not own more than 45% of our outstanding shares of common stock calculated on a fully-diluted basis by assuming that all warrants issued in the offering are exercised. We may waive the 45% limitation in our sole discretion.

The following examples illustrate the application of the foregoing provisions of the Standby Purchase Agreement. If we sell 483,649 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the right (but not the obligation) to purchase 2,016,351 additional Units, which would allow us to sell 2,500,000 Units and complete the offering at the minimum of the offering range. If we sell 2,500,000 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 3,316,093 Units (if they are available) for a total issuance of 6,166,093 Units in the offering. If we sell 4,011,081 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 4,552,432 Units (if they are available) for a total issuance of 8,913,513 Units in the offering. The Standby Purchaser may not purchase more than 4,902,432 Units unless we specifically permit him to do so. The Standby Purchaser must receive regulatory nonobjection in order to own, control or hold with the power to vote 10% or more of our outstanding shares, which means that he would need regulatory approval to purchase more than 377,322 Units at the minimum of the offering range and 819,633 Units at the maximum of the offering range. The Standby Purchase Agreement obligates the Standby Purchaser to purchase 350,000 Units (if they are available) if we sell 2,500,000 or more Units to subscribers other than the Standby Purchaser, but there can be no assurances that he will purchase more than 350,000 Units.

Are we requiring a minimum subscription to complete the offering?

Yes. We must sell a minimum of 2,500,000 Units ($5,000,000) in order to complete the offering. We refer to this amount of Units as the minimum of the offering range.

Am I required to exercise all of the subscription rights I receive in the rights offering?

No. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. If you do not exercise any subscription rights, the number of shares of our common stock you own will not change.

If you exercise your Basic Subscription Privilege by purchasing three Units for each share that you own you will not experience any dilution in the percentage of our outstanding shares of common stock that you own immediately after the completion of the offering, and you may experience an increase in the percentage of our outstanding shares that you own. If Units are available and you purchase additional Units pursuant to the Over-Subscription Privilege, then in all circumstances the percentage of our outstanding shares that you own immediately after the offering will be higher than it was before the offering. However, if you choose not to exercise your Basic Subscription Privileges in full, your ownership interest in FCB may be diluted as a result of the rights offering. If you do not exercise your Basic Subscription Privilege in full, you will not be entitled to participate in the Over-Subscription Privilege.

Is there a maximum number of Units that may be sold in the offering?

Yes. We may sell no more than 8,913,513 Units ($17,827,026) in the offering. We refer to this amount of Units as the maximum of the offering range.

How was the $2.00 per Unit subscription price determined?

In determining the subscription price, our Board of Directors considered a number of factors, including: a fairness opinion of Davenport & Company LLC (“Davenport”) delivered January 9, 2012, the need to offer the shares at a price that would be attractive to investors relative to the then current trading price for our common stock, historical and current trading prices for our common stock, general conditions in the financial services industry, the need for capital and alternatives available to us for raising capital, potential market conditions, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, and the outlook for our industry, our current financial condition and regulatory status and a range of discounts to market value represented by the subscription prices in various prior rights offerings.

We retained Davenport to render financial advisory services in connection with the rights offering and the public offering. In addition, Davenport rendered a fairness opinion that stated that the consideration to be received by the Company for a Unit was fair from a financial point of view, to the Company. We have agreed to pay Davenport an advisory fee of $75,000 (subject to the completion of the rights offering), a fairness opinion fee of $75,000 (which is refundable if the rights offering is not completed), a placement fee of 6% of the dollar amount of Units purchased in the public offering, if any, and reasonable out-of-pocket expenses up to a maximum of $100,000.00.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of the Company or our common stock. You should not assume or expect that, after the rights offering, our shares of common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering.

How soon must I act to exercise my subscription rights?

If you received a rights certificate and elect to exercise any or all of your subscription rights, the subscription agent must receive your completed and signed rights certificate and payment prior to the expiration of the rights offering, which is April 16, 2012, at 5:00 p.m., Eastern Time. If you hold your shares in the name of a custodian bank, broker, dealer or other nominee, your nominee may establish a deadline prior to 5:00 p.m., Eastern Time, on April 16, 2012 by which you must provide it with your instructions to exercise your subscription rights and payment for your shares. Our Board of Directors may, in its discretion, extend the rights offering one or more times, but in no event will the expiration date be later than June 29, 2012. Our Board of Directors may cancel or amend the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received will be returned promptly, without interest.

Although we will make reasonable attempts to provide this Prospectus to holders of subscription rights, the rights offering and all subscription rights will expire at 5:00 p.m., Eastern Time on April 16, 2012 (unless extended), whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my subscription rights?

No. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on the Nasdaq Capital Market or any other stock exchange or market. Rights certificates may only be completed by the shareholder named in the certificate.

What are the terms of the warrants that will be issued in connection with the issuance and sale of the Units?

Each warrant that is part of a Unit entitles the holder to purchase one-half (1/2) of a share of common stock for $2.00 per whole share, which must be paid in cash at the time of exercise. No net cash settlements will be allowed in connection with the exercise of any warrants. Each warrant is exercisable immediately upon completion of the offering and expires on the tenth anniversary of the completion of the offering. We may redeem the warrants for $0.01 per warrant, on not less than 30 days written notice, at any time after the closing price of our common stock exceeds $4.00 per share for 20 consecutive business days ending within 15 days of the date on which notice of redemption is given; provided that we may not redeem the warrants before the first anniversary of the completion of the offering. No fractional shares of common stock will be issued in connection with the exercise of a warrant. If you purchase an odd number of Units, then the number of shares of common stock that the warrant permits you to purchase will be rounded down to the nearest whole share. The warrants will be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to our common stock. The warrants will be fully transferable and assignable, but they will not be listed for trading on Nasdaq or any other stock exchange. The terms of the warrants shall not permit cashless exercise. The warrants shall not have voting rights.

Has our Board of Directors made a recommendation to our shareholders regarding the rights offering?

No. Neither our Board of Directors, Davenport nor any other person is making a recommendation regarding your exercise of the subscription rights. Stockholders who exercise subscription rights risk investment loss on new money invested. We cannot predict the price at which our shares of common stock will trade; therefore, we cannot assure you that the market price for our common stock will be at or above the subscription price or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price. You are urged to make your decision based on your own assessment of our business and the rights offering. Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Are there any limits on the number of Units I may purchase in the rights offering or shares I may own as a result of the rights offering?

We will not issue securities to any subscriber, other than the Standby Purchaser, whose acquisition or ownership of such securities requires the prior clearance or non-objection of, or approval from, any state or federal bank or securities regulatory authority if the Standby Purchaser objects to such issuance or if such clearance, non-objection or approval, has not been obtained, and any applicable waiting period expired, prior to the completion of the offering. We may elect, in our sole discretion, not to issue securities to any subscriber, other than the Standby Purchaser, whose acquisition of such securities requires the filing of Schedules 13D or 13G under the Securities Exchange Act of 1934 (the Exchange Act). We also reserve the right not to issue shares of our common stock pursuant to the exercise of Basic Subscription Privileges or Over-Subscription Privileges to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares if, as of May 2, 2012, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available in the public offering.

In addition, your right to acquire Units pursuant to the exercise of your Over Subscription Privilege is subject to (i) the right of first refusal we have granted to the Standby Purchaser, and (ii) the extent to which other shareholders exercise their Over-Subscription Privileges.

How do I exercise my subscription rights if I own shares in certificate form?

If you hold an FCB stock certificate and you wish to participate in the rights offering, you must take the following steps:

•	deliver a properly completed and signed rights certificate, and related subscription documents, to the subscription agent before 5:00 p.m., Eastern Time, on April 16, 2012; and

•	deliver payment to the subscription agent (as described below) before 5:00 p.m., Eastern Time, on April 16, 2012.

In certain cases, you may be required to provide additional documentation or signature guarantees.

Please follow the delivery instructions on the rights certificate. Do not deliver documents to our offices. You are solely responsible for completing delivery to the subscription agent of your subscription documents, rights certificate and payment. We urge you to allow sufficient time for delivery of your subscription materials to the subscription agent so that they are received by the subscription agent by 5:00 p.m., Eastern Time, on April 16, 2012.

All payments delivered to the subscription agent will be promptly delivered to, deposited at, and held in escrow by SunTrust Bank, who will act as escrow agent for the rights offering. If you send a payment that is insufficient to purchase the number of Units you requested, or if the number of Units you requested is not specified in the forms, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the availability of Units under the Over-Subscription Privilege and the elimination of fractional Units. Any excess subscription payments received by the subscription agent will be returned promptly, without interest, following the expiration of the rights offering.

What form of payment is required to purchase the Units?

As described in the instructions accompanying the rights certificate, payments submitted to the subscription agent must be made in full in U.S. currency by:

•	check drawn on a U.S. bank payable to “First Capital Escrow Account.”.

Payment will be deemed to have been received by the subscription agent only upon the escrow agent’s receipt of a check drawn on a U.S. bank and verification of clearance of such check by the escrow agent.

Please note that funds paid by personal check may take at least seven business days to clear. Accordingly, if you wish to pay by means of a personal check, we urge you to make payment sufficiently in advance of the expiration date to ensure that the subscription agent receives cleared funds before that time.

What should I do if I want to participate in the rights offering, but my shares are held in the name of a custodian bank, broker, dealer or other nominee?

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the Units you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, April 16, 2012 expiration date that we have established for the rights offering.

When will I receive my new shares?

If you purchase Units in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate as soon as practicable after the closing of the offering. If your shares as of February 10, 2012 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates for your new shares. Your nominee will be credited with the number of shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the stock offering.

When will I receive my warrants?

If you purchase Units in the rights offering by submitting a rights certificate and payment, we will mail you a warrant certificate as soon as practicable after the closing of the offering. If your shares as of February 10, 2012 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, your nominee will receive a warrant certificate as soon as practicable after the expiration of the stock offering. The Standby Purchaser and purchasers of Units in the public offering, if any, will receive a warrant certificate as soon as practicable after the completion of the stock offering. We will use our best efforts to have the warrants be DTC eligible so that actual warrant certificates need not be issued in all cases.

After I send in my payment and rights certificate, may I cancel my exercise of subscription rights?

No. All exercises of subscription rights are irrevocable unless the rights offering is terminated, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase Units and acquire additional shares of our common stock in the rights offering.

Will our directors and officers participate in the rights offering?

Yes. It is a condition to the obligations of the Standby Purchaser that our current directors and executive officers subscribe for, in the aggregate, at least 500,000 Units ($1,000,000) in the rights offering, and we expect that they will satisfy this condition. The purchase price paid by them will be $2.00 per Unit, the same paid by all other persons who purchase Units and acquire shares of our common stock in the stock offering. Following the stock offering, our current directors and executive officers, together with their affiliates, are expected to own approximately 868,536 shares of common stock, or 15.87% and 7.63% of our total outstanding shares of common stock, assuming the sale at the minimum and maximum of the offering range, respectively.

What agreements do we have with the Standby Purchaser and will the Standby Purchaser receive any compensation for his commitment?

We have agreed to reimburse up to $75,000 of the Standby Purchaser’s out-of-pocket expenses related to the rights offering. In addition, if we decide it is not in the best interest of the Company and our shareholders to go forward with the rights offering, we have agreed to pay the Standby Purchaser liquidated damages in the amount of $150,000. We have no other expense reimbursement or liquidated damages agreement with the Standby Purchaser and we have no agreement to compensate him in any manner.

How many shares will the Standby Purchaser own after the stock offering?

Purchasers in the rights offering will not know the percentage of our outstanding shares that the Standby Purchaser will own after the completion of the rights offering. Although the Standby Purchase Agreement provides that immediately following the offering the Standby Purchaser may not own more than 45% of our outstanding shares calculated on a fully-diluted basis by assuming that all warrants issued in the offering are exercised, we may waive the 45% limitation in our sole discretion at any time prior to the completion of the offering and permit the Standby Purchaser to purchase a greater number of shares, without providing any notice to subscribers in the offering. Moreover, the 45% limitation set forth in the Standby Purchase Agreement assumes the exercise of all warrants issued in the offering. If only the Standby Purchaser’s warrants are exercised, then the Standby Purchaser would beneficially own more than 50% of the outstanding shares at the completion of the offering. The Standby Purchase Agreement permits us to enter into a Standstill Agreement with the Standby Purchaser that restricts his ability to vote more than 45% of our outstanding shares.

What effects will the stock offering have on our outstanding common stock?

As of February 10, 2012, we had 2,971,171 shares of our common stock issued and outstanding. Assuming no options are exercised prior to the expiration of the rights offering, we expect that between 5,471,171 and 11,884,684 shares of our common stock will be outstanding immediately after completion of the rights offering at the minimum and maximum of the offering range, respectively, excluding the warrants to purchase 1,250,000 and 4,456,757 shares of common stock that will be issued in the offering at the minimum and maximum, respectively, of the offering range.

If you exercise your Basic Subscription Privilege by purchasing three Units for each share that you own you will not experience any dilution in the percentage of our outstanding shares of common stock that you own immediately after the completion of the offering, and you may experience an increase in the percentage of our outstanding shares that you own. If Units are available and you purchase additional Units pursuant to the Over-Subscription Privilege, then in all circumstances the percentage of our outstanding shares that you own immediately after the offering will be higher than it was before the offering. On the other hand, if you purchase fewer than three Units for each share that you own, there is a possibility that your ownership interest will be diluted.

In addition, the issuance of shares of our common stock at the subscription price, which is less than the tangible book value per common share as of September 30, 2011, will reduce the tangible book value per share of shares held by you prior to the stock offering.

How much will we receive in gross proceeds from the stock offering?

We expect the aggregate proceeds from the stock offering, prior to expenses, to be between $5.0 million and $17.8 million. We are conducting the rights offering to raise equity capital to improve our capital position, to implement an asset resolution plan as described elsewhere in this Prospectus (See – “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to work-out problem assets at a faster pace than we currently intend”), to provide additional capital for our bank subsidiary, First Capital Bank, and to retain the remainder of any proceeds for general corporate purposes. Although FCB is well-capitalized for regulatory purposes, we believe that a higher level of capital is prudent in light of current market conditions, and the related impact on our financial condition. Our capital position has been impacted by increases in our provision for loan losses due to the overall economy and deteriorating real estate market conditions. In addition, if sufficient funds are raised, FCB will consider repaying its TARP Funds to the U.S. Treasury.

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves risks. Exercising your subscription rights involves the purchase of additional shares of our common stock and should be considered carefully. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this Prospectus.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The escrow agent will hold all funds it receives in an escrow account until completion of the rights offering. If the rights offering is not completed, all subscription payments received and held in escrow will be returned promptly, without interest. If your shares are held in the name of a custodian bank, broker, dealer or other nominee, it may take longer for you to receive the refund of your subscription payment because the escrow agent will return payments through the record holder of your shares.

What is the public offering of Units?

If Units remain available for sale after the expiration of the rights offering, we may offer and sell those remaining Units to the public on a best efforts basis at $2.00 per Unit. For additional information regarding the public offering, see “The Public Offering of Remaining Units.”

What fees or charges apply if I purchase Units in the offering?

We are not charging any fee or sales commission to issue subscription rights to you or to issue shares to you if you exercise your subscription rights (other than the subscription price) or if you purchase shares in the public offering, if any. If you exercise your subscription rights through a custodian bank, broker, dealer or other nominee, you are responsible for paying any fees your nominee may charge you.

What is the role of Davenport in the offering?

We have entered into an agreement with Davenport, pursuant to which Davenport is acting as our financial advisor in connection with the rights offering and the offering to the Standby Purchaser, and in connection with the public offering of shares, if any. Davenport may identify and manage one or more qualifying broker-dealers to act as a selling group in connection with the public offering of shares, if any. Neither Davenport nor any other broker-dealer is acting as an underwriter in the rights offering nor will Davenport or any other broker-dealer be obligated to purchase any shares of our common stock in the public offering, if any. We have agreed to pay certain fees to, and expenses of, Davenport.

What should I do if I have other questions?

If you have any questions about or require assistance regarding the procedure for exercising your subscription rights, including the procedure if you have lost your rights certificate or would like additional copies of this Prospectus, please contact Registrar and Transfer Company, which is acting as our information agent, at: 1-800-368-5948.

If you have questions about whether your completed rights certificate or payment has been received, please contact Registrar and Transfer Company, which is acting as our subscription agent, at: 1-800-368-5948.

For a more complete description of the rights offering, see “The Rights Offering.”

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this Prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire Prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the “Risk Factors” section and our financial statements and related notes.

The Company

First Capital Bancorp, Inc. was organized as a Virginia corporation in 2006 for the sole purpose of becoming a holding company for First Capital Bank, our wholly-owned subsidiary, which began operating as a Virginia chartered commercial bank in 1998. Financial information in this Prospectus for periods before the date First Capital Bancorp became a holding company for First Capital Bank reflects the results of operations of First Capital Bank.

Our principal executive offices are located at 4222 Cox Road, Glen Allen, Virginia 23060, and our telephone number is 804-273-1160. Our Internet address is www.1capitalbank.com. The information contained on our web site is not part of this Prospectus.

First Capital Bank operates seven full service branch offices (alternatively referred to herein as “branches” and “offices”) throughout the greater Richmond metropolitan area. Our bank engages in a general commercial banking business, with a particular focus on the needs of small and medium-sized businesses and their owners and key employees and the professional community.

We emphasize personalized service, access to decision makers and a quick turn around time on lending decisions. We have a management team, officers and other employees with extensive experience in our primary market, which is the greater Richmond, Virginia metropolitan area. We strive to develop personal, knowledgeable relationships with our customers, while at the same time offering products comparable to those offered by larger banks in our market area.

Since the onset of the financial crisis, economic recession and extreme downturn in the commercial and residential real estate markets which began in 2007, we have limited our balance sheet growth to deal with asset quality issues, profitability and capital needs. With the economy recovering and so many of our community banking competitors in central Virginia still severely capital constrained, we see a generational opportunity to profitably leverage new capital and gain market share. While we are currently “well capitalized” under banking regulations, we do not have the capital to support material growth. This rights offering is being undertaken to enable us to grow and allow us to more quickly resolve our remaining problem assets.

We have significantly strengthened our management team since the “Great Recession.” John Presley joined us in 2008 as our Chief Executive Officer. His prior banking experience includes having served as President and CEO of First Market Bank (assets of $1 billion in 2003), CFO of National Commerce Financial (assets of $23 billion in 2004), CFO of Marshall & Islely Bank (assets of $47 billion in 2006) and Head of Strategic Initiatives for Fifth Third Bank (assets of $120 billion in 2008). Other recent key additions to our management team include Andrew G. Ferguson, Senior Vice President and Chief Credit Officer since 2010, Gary Armstrong, Senior Vice President and Chief Lending Officer since 2010, and Jim Sedlar, Senior Vice President and Special Assets Officer since 2009. Together with Robert G. Watts, Jr. the President of First Capital Bank, and William W. Ranson, our Chief Financial Officer, we believe we have assembled one of the strongest bank management teams in our region.

Central Virginia is a large banking market, with the Richmond MSA alone having a population of approximately 1.2 million and total deposits of more than $30 billion in 2011. While we are the 8th largest banking institution in our MSA by deposits, our market share is only 1.48%, providing considerable potential for future growth. Importantly, more than 75% of deposits in the MSA are controlled by larger, out-of-state organizations against which we are able to compete very successfully given our particular focus on the needs of small and medium-sized businesses, their owners and key employees, and the professional community. In addition, the recent recession has severely impacted our community banking competitors in central Virginia, with many of them operating under written agreements with their primary regulators, which often limit their ability to grow. Accordingly, with the capital base necessary to support growth, we believe we are well positioned to grow our banking franchise in central Virginia.

During 2010, we experienced modest growth in assets. As of December 31, 2010, we had assets of $536.0 million, a $5.6 million, or 1.06%, increase from December 31, 2009. The severe economic conditions in the real estate market in 2010 significantly affected our profitability as we made significant additions to our allowance for loan losses during the year. For 2010, our net loss was $2.2 million compared to net income for 2009 of $308 thousand. Our earnings per diluted share for 2010 were a loss of $0.96 (after payment of TARP dividends and accretion of discount) compared to a loss of $0.07 for 2009. The key factor affecting the full year 2010 results was an $8.2 million provision to loan losses due to an unstable economic environment resulting in increased charge-offs and non-performing assets during the year.

We experienced a slight decrease in total assets during the first nine months of 2011. As of September 30, 2011, we had assets of $535.6 million, down $394 thousand from $536.0 million at December 31, 2010. This decrease is the result of a continued effort on our part to decrease our exposure to speculative real estate loans. In addition, the continuing difficult economic conditions in the real estate market, high employment and the difficulties facing the financial sector continued to affect our profitability through the first nine months of 2011 as we continued to make significant additions to our allowance for loan losses. Our net loss for the first nine months of 2011 was $3.5 million and the net loss allocable to common shareholders was $4.0 million or $1.34 per fully diluted share.

We are conducting this rights offering to raise equity capital to improve our capital position, to implement an asset resolution plan as described elsewhere in this Prospectus, (See – “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to work-out problem assets at a faster pace than we currently intend”) to provide additional capital for our bank subsidiary, First Capital Bank, and to retain the remainder of any proceeds for general corporate purposes. By using some of the additional capital to develop and implement the asset resolution plan to resolve certain troubled assets more quickly, we believe that management will have more time to focus on growth and profitability. In addition, we believe that the additional capital will improve our standing with our primary regulators. As a result, we believe that we will be better positioned to avoid regulatory impediments to growth opportunities. Although there can be no assurance that we will be able to grow our core business, or that growth opportunities will be available in the future, we believe the addition of the capital to be raised in the rights offering will benefit the Company and our shareholders by better positioning the Company to take advantage of any growth opportunities that may become available. We believe that the implementation of the foregoing asset resolution plan will help us achieve that objective.

Recent Developments

On February 1, 2012, the Company reported its unaudited financial results for the fourth quarter of 2011. For the three months ended December 31, 2011, the Company reported net income of $406 thousand and net income available to common shareholders of $236 thousand, or $0.08 per fully diluted share, compared to net income of $312 thousand and net income available to common shareholders of $142 thousand, or $0.05 per fully diluted share, for the same period in 2010.

For the year ended December 31, 2011, the Company reported an unaudited net loss of $3.1 million and net loss allocable to common shareholders of $3.8 million, or ($1.26) per fully diluted share, compared to a net loss of $2.2 million and a net loss allocable to common shareholders of $2.9 million, or ($0.96) per fully diluted share, for 2010. The loss for the year was due primarily to the recognition of losses on several nonaccrual loans and properties added to other real estate owned during the second and third quarters,

Total assets at December 31, 2011 were $541.7 million, an increase from December 31, 2010 of $5.7 million or 1.06%. Total loans, net of allowance, decreased $25.2 million to $361.0 million, down 6.5% from December 31, 2010. This was the result of a focused effort to decrease the Company’s exposure to speculative real estate loans and dispose of nonperforming assets, while at the same time maintaining strong capital levels and the level of allowance for loan losses.

Deposits have increased $13.3 million to $440.2 million, up 3.1% from December 31, 2010.

For the quarter ended December 31, 2011, the net interest margin decreased to 3.19% compared to 3.26% in the fourth quarter of 2010. For the year ended December 31, 2011 the net interest margin increased six basis points to 3.26% from 3.20% for the year ended December 31, 2010. This net interest margin stability is attributable to the decreasing cost of interest-bearing liabilities realized while the yield on earning assets decreased at a similar rate. The costs of interest-bearing liabilities were 1.77% for the fourth quarter of 2011, down 30 basis points from 2.07% for the fourth quarter of 2010. The yield on earning assets decreased 31 basis points from 5.06% during the fourth quarter of 2010 to 4.75% during the fourth quarter of 2011.

Net interest income decreased $273 thousand or 6.5% to $3.9 million for the three months ended December 31, 2011 compared to $4.2 million for the three months ended December 31, 2010. This decrease is directly attributed to the decrease in the loan portfolio. For the year ended December 31, 2011 net interest income decreased $265 thousand or 1.6% to $15.9 million.

The provision for loan losses amounted to $869 thousand for the three months ended December 31, 2011 compared to $1.1 million for the same period in 2010. For the year ended December 31, 2011 the provision for loan losses was $9.4 million compared to $8.2 million for 2010. For the quarter ended December 31, 2011, the Company had net charge-offs of $623 thousand. For the year ended December 31, 2011 the Company had net charge-offs of $11.2 million. The allowance for loan losses ended the year at 2.51% of total loans compared to 2.78% at the end of 2010.

The Company’s regulatory capital ratios remain well above the regulatory minimum for well capitalized financial institutions. Total Risk Based Capital was 13.17% down 42 basis points from December 31, 2010, yet 317 basis points above the regulatory minimum for well capitalized institutions. Tier 1 Risk Based Capital decreased 48 basis points over the prior year to 11.60%

The Rights Offering

Securities Offered in the Rights Offering	We are distributing to you, at no charge, one non-transferable subscription right to purchase up to three Units for each share of our common stock that you owned as of 5:00 p.m., Eastern Time, on February 10, 2012, either as a holder of record or, in the case of shares held of record by custodian banks, brokers, dealers or other nominees on your behalf, as a beneficial owner of such shares. Each Unit consists of one share of common stock and a warrant to purchase one-half (1/2) of a share of common stock.

Subscription Price	$2.00 per Unit.

Record Date	5:00 p.m., Eastern Time, on February 10, 2012.

Expiration of the Rights Offering	5:00 p.m., Eastern Time, on April 16, 2012. We may extend the rights offering without notice to you until June 29, 2012

Use of Proceeds	We expect the aggregate net proceeds from the offering to be between $4.5 million and $17.0 million. We are conducting the offering to raise equity capital to improve our capital position, to implement an asset resolution plan as described elsewhere in this Prospectus (See – “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to work-out problem assets at a faster pace than we currently intend”), to provide additional capital for our bank subsidiary, First Capital Bank, and to retain the remainder of any proceeds for general corporate purposes. Although FCB is well-capitalized for regulatory purposes, we believe that a higher level of capital is prudent in light of current market conditions, and the related impact on our financial condition. Our capital position has been impacted by increases in our provision for loan losses due to the overall economy and deteriorating real estate market conditions. In addition, we may pay all or a portion of our TARP obligation to the Treasury Department if sufficient funds are raised in the rights offering.

Basic Subscription Privilege	The Basic Subscription Privilege entitles you to purchase three Units at a subscription price of $2.00 per Unit for each share owned as of February 10, 2012. If you are a record holder of shares, the number of rights you may exercise appears on your rights certificate.

Over-Subscription Privilege	In the event that you purchase all of the Units available to you pursuant to your Basic Subscription Privilege, you may also choose to subscribe for a portion of any Units that are not purchased by our other shareholders through the exercise of their Basic Subscription Privileges. You may subscribe for Units pursuant to your Over-Subscription Privilege, subject to the purchase and ownership limitations described below under the heading “Limitations on the Purchase of Shares.” In addition, your Over-Subscription Privilege will be limited by the Standby Purchaser’s right of first refusal.

Warrants	Each Unit consists of one share of common stock and one warrant to purchase one-half (1/2) of a share of common stock for a purchase price of $2.00 per whole share, which must be paid in cash at the time of exercise. Each warrant will be exercisable immediately upon completion of the offering and will expire on the tenth anniversary of the completion of the offering. The warrants will be subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, at any time after the closing price of the common stock exceeds $4.00 per share for 20 consecutive business days ending within 15 days of the date on which notice of redemption is given; provided that the warrants may not be redeemed before the first anniversary of the completion of the offering. The warrants will be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the common stock. The warrants will be transferrable. However, the warrants will not be listed on any stock exchange and we do not anticipate that there will be an active trading market for the warrants. No fractional shares will be issued in connection with the exercise of any warrants. If you purchase an odd number of Units, then the number of shares of common stock that the warrant permits you to purchase will be rounded down to the nearest whole share.

Limitations on the Purchase of Units	We will not issue securities to any subscriber, other than the Standby Purchaser, whose acquisition or ownership of such securities requires the prior clearance or nonobjection of, or approval from, any state or federal bank or securities regulatory authority if the Standby Purchaser objects to such issuance or if such clearance, nonobjection or approval, has not been obtained, and any applicable waiting period expired, prior to the completion of the offering. We may elect, in our sole discretion, not to issue securities to any subscriber, other than the Standby Purchaser, whose acquisition of such securities requires the filing of Schedules 13D or 13G under the Exchange Act. We also reserve the right not to issue shares of our common stock pursuant to the exercise of Basic Subscription Privileges or Over-Subscription Privileges to any person or entity who, in our sole opinion, could be required to obtain prior clearance or approval from or submit a notice to any state or federal bank regulatory authority to acquire, own or control such shares, if, as of May 2, 2012, such clearance or approval has not been obtained and/or any applicable waiting period has not expired. If we elect not to issue shares in such a case, the unissued shares will become available to satisfy over-subscriptions by other shareholders pursuant to their subscription rights and will thereafter be available in the public offering.

In addition, your right to purchase Units and acquire additional shares pursuant to the exercise of your Over-Subscription Privilege is subject to (i) the right of first refusal we have granted to the Standby Purchaser, and (ii) the extent to which other shareholders exercise their Over-Subscription Privileges.

Non-Transferability of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on Nasdaq or on any other stock exchange or market.

No Board Recommendation	Our Board of Directors is making no recommendation regarding the exercise of your subscription rights. You are urged to make your decision based on your own assessment of our business and the rights offering.

Please see “Risk Factors” for a discussion of some of the risks involved in investing in our common stock.

Standby Purchaser and Standby Purchase Agreement	We have separately entered into a Standby Purchase Agreement with the Standby Purchaser. Pursuant to the Standby Purchase Agreement, the Standby Purchaser has agreed to acquire from us, at the subscription price of $2.00 per Unit, 350,000 Units if such Units are available after the exercise of the Basic Subscription Privilege. The Standby Purchaser is required to purchase such Units only if we sell at least 2,500,000 Units in the rights offering and the public offering, if any, but he may waive this requirement and purchase such Units even if we have not sold 2,500,000 Units. It is also a condition to the obligations of the Standby Purchaser that our current directors and executive officers subscribe for, in the aggregate, at least 500,000 Units ($1,000,000) in the rights offering.

In addition, the Standby Purchase Agreement provides that the Standby Purchaser will have a right of first refusal to purchase shares available after the exercise of the Basic Subscription Privilege, provided that immediately following the offering the Standby Purchaser may not own more than 45% of our outstanding shares calculated on a fully-diluted basis by assuming that all warrants issued in the offering are exercised. We may waive the 45% limitation in our sole discretion. The maximum number of shares that could be acquired by the Standby Purchaser will require that the Standby Purchaser obtain prior regulatory nonobjection from applicable state and/or federal bank regulatory authorities.

If we sell 483,649 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the right (but not the obligation) to purchase 2,016,351 additional Units, which would allow us to sell 2,500,000 Units and complete the offering at the minimum of the offering range. If we sell 2,500,000 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 3,316,093 Units (if they are available) for a total issuance of 6,166,093 Units in the offering. If we sell 4,011,081 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 4,552,432 Units (if they are available) for a total issuance of 8,913,513 Units in the offering. The Standby Purchaser may not purchase more than 4,902,432 Units unless we specifically permit him to do so. The Standby Purchase Agreement obligates the Standby Purchaser to purchase 350,000 Units (if they are available) if we sell 2,500,000 or more Units to subscribers other than the Standby Purchaser, but there can be no assurances that he will purchase more than 350,000 Units.

The Standby Purchaser must receive regulatory nonobjection in order to own, control or hold with the power to vote 10% or more of our outstanding shares, which means that he would need regulatory approval to purchase more than 377,322 Units at the minimum of the offering range and 819,733 Units at the maximum of the offering range.

We have agreed to reimburse up to $75,000 of the Standby Purchaser’s out of pocket expenses in connection with the stock offering. In addition, if we decide it is not in the best interest of the Company and our shareholders to go forward with the rights offering, we have agreed to pay the Standby Purchaser liquidated damages in the amount of $150,000.

The Standby Purchase Agreement is between the Standby Purchaser and the Company. Purchasers in the offering are not parties to the Standby Purchase Agreement, and they do not receive any rights pursuant to it.

Subscriptions are Irrevocable	All exercises of subscription rights are irrevocable, even if you later learn of information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase Units and acquire additional shares of our common stock at a subscription price of $2.00 per Unit.

Minimum Offering	The completion of the offering is conditioned upon the sale of 2,500,000 Units for an aggregate price of at least $5,000,000.

Purchase Intentions of Our Directors and Officers	It is a condition to the obligations of the Standby Purchaser that our current directors and executive officers subscribe for, in the aggregate, at least 500,000 Units ($1,000,000) in the rights offering, and we expect that they will satisfy this condition.

Material U.S. Federal Income Tax Considerations	For U.S. federal income tax purposes, we believe that you should not recognize income or loss upon receipt or exercise of a subscription right or warrant. You should consult your own tax advisor as to the tax consequences to you of the receipt, exercise or lapse of the rights or warrants in light of your particular circumstances.

Extension and Cancellation	We have the option to extend the rights offering expiration date, but in no event will we extend the rights offering beyond June 29, 2012. Our Board of Directors may cancel the rights offering at any time. In the event that the rights offering is cancelled, all subscription payments received and held in escrow will be returned promptly, without interest.

Public Offering	If Units and related shares of common stock remain available for sale after the rights offering, we may offer and sell those remaining Units to the public on a best efforts basis at the $2.00 per Unit subscription price. For additional information regarding the public offering, see “The Public Offering of Remaining Units.”

Procedures for Exercising Rights	To exercise your subscription rights, you must take the following steps:

If you hold an FCB stock certificate, you must deliver payment and a properly completed and signed rights certificate to the subscription agent to be received before 5:00 p.m., Eastern Time, on April 16, 2012. You may deliver the documents and payment by U.S. mail or courier service. If U.S. mail is used for this purpose, we recommend using registered mail, properly insured, with return receipt requested.

If you are a beneficial owner of shares that are registered in the name of a custodian bank, broker, dealer or other nominee, you will not receive a rights certificate. If you wish to purchase shares in the rights offering, you should instruct your nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than 5:00 p.m., Eastern Time, on April 16, 2012.

Financial Advisor	Davenport is acting as our financial advisor in connection with the rights offering and the sale of shares to the Standby Purchaser, and in connection with the public offering of shares, if any. Davenport may identify and manage one or more qualifying broker-dealers to act as a selling group in connection with the public offering of shares, if any. Neither Davenport nor any other broker-dealer is acting as an underwriter in the rights offering nor will Davenport or any other broker-dealer be obligated to purchase any shares of our common stock in the public offering, if any. We have agreed to pay certain fees to, and expenses of, Davenport as described elsewhere in this Prospectus. In addition, we have agreed to indemnify Davenport against certain liabilities.

Subscription and Information Agent	Registrar and Transfer Company will act as the subscription and information agent for the rights offering. All payments delivered to the subscription agent will be promptly delivered to the escrow agent.

Escrow Agent	SunTrust Bank, the escrow agent, will hold funds received in payment for shares of our common stock in an escrow account pending completion of the rights offering. The escrow agent will hold this money in escrow until the rights offering is completed or is withdrawn and canceled. If the rights offering is canceled for any reason, all payments received and held in escrow will be returned promptly, without interest.

Shares Outstanding Before the Stock Offering	2,971,171 shares of our common stock were outstanding as of February 10, 2012.

Shares Outstanding After Completion of the Stock Offering	Assuming no options are exercised prior to the expiration of the stock offering, we expect that between 5,471,171 and 11,884,684 shares of our common stock will be outstanding immediately after completion of the stock offering at the minimum and maximum of the offering range, respectively, excluding the warrants to purchase between 1,250,000 and 4,456,757 shares of common stock that will be issued in the offering at the minimum and maximum, respectively, of the offering range.

Nasdaq Symbol	Shares of our common stock are currently listed for trading on the Nasdaq Capital Market under the symbol “FCVA.” Trading is expected to continue under this same symbol following the offering.

Risk Factors	Before you exercise your subscription rights to purchase Units and acquire additional shares of our common stock, you should be aware that there are risks associated with your investment, including the risks described in the section entitled “Risk Factors” of this Prospectus, and the risks that we have highlighted in other sections of this Prospectus. You should carefully read and consider these risk factors together with all of the other information included in this Prospectus before you decide to exercise your subscription rights to purchase Units or before you purchase Units in the public offering, if any.

For a more complete description of the rights offering, see “The Rights Offering.”

RISK FACTORS

An investment in our securities involves significant risks. You should carefully consider the risks and uncertainties described in this Prospectus and the documents incorporated by reference herein. Those risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we do not presently know about or that we currently believe are not material may also adversely affect out business. If any of the risks and uncertainties described in this Prospectus or the documents incorporated by reference herein actually occur, our business, financial condition and results of operation could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you may lose part or all of your investment.

Risks Related to Our Business

The Standby Purchase Agreement permits the Standby Purchaser to require us to ‘work-out’ problem assets at a faster pace than we currently intend.

The Standby Purchase Agreement permits the Standby Purchaser to require us to use all or a portion of the capital raised in the offering to significantly change our strategy with respect to up to $50 million of our assets, consisting primarily of other real estate owned, nonperforming loans and performing loans graded substandard or lower. Specifically, the Standby Purchase Agreement provides for an asset resolution plan, (the “Asset Resolution Plan”) which would require that the aforementioned assets be disposed of, worked out or otherwise resolved (“Worked-Out”) by December 31, 2013. Our current strategy is to Work-Out these assets over a period of time in the normal course of business, which in many cases extends significantly beyond December 31, 2013, and our expected losses are based on current market values based on holding periods that are longer than the holding periods required by the Asset Resolution Plan. In order to Work-Out these assets by December 31, 2013, we believe that it may be necessary to dispose of them at prices lower than their current estimated market values, which values are based on our current Work-Out strategy. Accordingly, the actual losses we will incur due to the accelerated disposition of these assets is likely to be greater than the losses that would be expected if the assets were resolved in the normal course of business and based upon their current market values as we believe that the holding period would be longer to effect these dispositions in such a manner and would extend significantly beyond December 31, 2013. However, we are not required to accelerate the resolution of these assets to a degree that would result in after-tax credit-related charges that exceed the lesser of $15 million and the amount raised.

Changes in our Work-Out strategy with respect to these assets will likely result in significant credit related expenses through the end of 2013. It is important to note that the additional credit-related expenses discussed herein will result from the implementation of the Asset Resolution Plan and are not reflective of current estimated market values for these assets. We currently account for these assets in accordance with generally accepted accounting principles and applicable regulatory guidance. As such, we have appropriately adjusted other real estate owned properties to their estimated fair values less selling costs. For nonperforming loans we have completed individual impairment evaluations and identified losses have been charged-off or specifically reserved for. Additionally, as part of our determination of the level of the allowance for loan losses, we have determined that the recorded allowance is adequate to absorb losses inherent in the aforementioned performing loans graded substandard or lower as of the date of this filing. Therefore, absent implementation of the Asset Resolution Plan, the aforementioned credit-related charges would likely be significantly lower.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

The banking business is highly competitive. We compete as a financial intermediary with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies and brokerage and investment banking firms soliciting business from residents of and businesses located in the Richmond metropolitan area. Many of these competing institutions have advantages over us. These advantages include greater financial resources, a wider geographic presence or more accessible branch office locations, the ability to offer additional services, greater marketing resources, more favorable pricing alternatives, and lower origination and operating costs. We are also subject to lower lending limits than our larger competitors.

In attracting deposits, we compete with insured depository institutions such as banks, savings institutions and credit unions, as well as institutions offering uninsured investment alternatives, including money market funds. Traditional banking institutions, as well as entities intending to transact business solely online, are increasingly using the Internet to attract deposits without geographic or physical limitations. In addition, many non-bank competitors are not subject to the same extensive regulations that govern us. These competitors can offer higher interest rates than we offer. Increased deposit competition could increase our cost of funds and could adversely affect our ability to generate the funds necessary for our lending operations, which would negatively affect our results of operations.

If we need additional capital in the future, we may not be able to obtain it on favorable terms. This could have a negative impact on our performance.

We are required by federal and state regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate our capital resources following this offering will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital. Our ability to raise additional capital, if needed, will depend on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we cannot assure you of our ability to raise additional capital, if needed, on terms acceptable to us. If we cannot raise additional capital when needed, our ability to further expand our operations could be materially impaired.

A loss of certain of our senior officers could impair our relationships with our clients and adversely affect our success.

Our success is, and is expected to remain, highly dependent on our senior management team. This is particularly true because, as a community bank, we depend on our management team’s ties to the community and customer relationships to generate business for us. Our growth will continue to place significant demands on our management, and the loss of any such person’s services may have an adverse effect upon our growth and profitability. If we fail to retain, or continue to recruit, qualified employees, our growth and profitability could be adversely affected.

As a community bank, our business is subject to greater lending risks than larger banks.

As a community bank, we have different lending risks than larger banks. We provide services to our local community. Our ability to diversify our economic risks is limited by our own local markets and economies. We lend primarily to small to medium-sized businesses, professionals, and individuals which may expose us to greater lending risks than those of banks lending to larger, better-capitalized businesses with longer operating histories.

We manage our credit exposure through careful monitoring of loan applicants and loan concentrations in particular industries, and through loan approval and review procedures. We have established an evaluation process designed to determine the adequacy of our allowance for loan losses. Although this evaluation process uses historical and other objective information, the classification of loans and the establishment of loan losses is an estimate based on experience, judgment, and expectations regarding our borrowers, the economies in which we and our borrowers operate, as well as the judgment of our regulators. We cannot assure you that our loan loss reserves will be sufficient to absorb future loan losses or prevent a material adverse effect on our business, financial condition, or results of operations.

We may incur losses if we are unable to successfully manage interest rate risk.

Our profitability depends largely on our net interest income and is vulnerable to interest rate fluctuations. Net interest income is the difference (or spread) between the interest earned on assets, such as loans and investment securities, and the interest paid for liabilities, such as savings and time deposits and certificates of deposit. Market interest rates for loans, investments and deposits are highly sensitive to many factors beyond our control. In the past few years, interest rate spreads have generally narrowed due to changing market conditions, policies of various government and regulatory authorities and competitive pricing pressures, and we cannot predict whether these rate spreads will narrow further. Any further narrowing of interest rate spreads could adversely affect our financial condition and results of operations. In addition, we cannot predict whether interest rates will continue to remain at present levels. Changes in interest rates may cause significant changes, up or down, in our net interest income, which could adversely affect our results of operations.

Our profitability and the value of your investment may suffer because of rapid and unpredictable changes in the highly regulated environment in which we operate.

Our operations are subject to extensive supervision by several governmental regulatory agencies at the federal and state levels in the financial services area. Recently enacted, proposed and future legislation and regulations have had, and will continue to have, a significant impact on the financial services industry. These regulations, which are intended to protect depositors and not our shareholders, and the interpretation and application of them by federal and state regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. Our success depends on our continued ability to maintain compliance with these regulations. Some of these regulations may increase our costs and thus place other financial institutions that are not subject to similar regulation in stronger, more favorable competitive positions.

Changes in monetary policies may have a negative impact on our operations.

Changes in monetary policies may have an adverse effect on our business, financial condition and results of operations. Our financial condition and results of operations are affected by credit policies of monetary authorities, particularly the Federal Reserve Board. Actions by monetary and fiscal authorities, including the Federal Reserve Board, could have an adverse effect on our deposit levels, loan demand or business and earnings.

Difficult market conditions have adversely affected our industry.

Dramatic declines in the housing market over the past few years, with falling home prices and increasing foreclosures, unemployment and under-employment, have negatively impacted the credit performance of real estate related loans and resulted in significant write-downs of asset values by financial institutions. These write-downs, initially of asset-backed securities, but spreading to other securities and loans, have caused many financial institutions to seek additional capital, to reduce or eliminate dividends, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced or ceased providing funding to borrowers, including to other financial institutions. This market turmoil and tightening of credit have led to an increased level of commercial and consumer delinquencies, lack of consumer confidence, increased market volatility and widespread reduction of business activity generally. The resulting economic pressure on consumers and lack of confidence in the financial markets has adversely affected our business, financial condition and results of operations. Market developments may affect consumer confidence levels and may cause adverse changes in payment patterns, causing increases in delinquencies and default rates, which may impact our charge-offs and provision for credit losses.

Our concentration in loans secured by real estate may increase our credit losses, which would negatively affect our financial results.

We offer a variety of secured loans, including commercial lines of credit, commercial term loans, real estate, construction, home equity, consumer and other loans. Many of our loans are secured by real estate (both residential and commercial) in our market area. Consequently, a decline in local economic conditions may have a greater effect on our financial condition and operating results than on the financial condition and operating results of larger financial institutions whose real estate loan portfolios are geographically diverse.

In addition to the financial strength and cash flow characteristics of the borrower in each case, we often secure loans with real estate collateral. At September 30, 2011, approximately 88.6% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our financial condition and operating results could be adversely affected.

Risk of loan defaults and foreclosures are unavoidable in the banking industry, and we try to limit our exposure to this risk by monitoring the extensions of credit carefully. While the subprime loan problems of the financial industry did not have a direct impact on us in 2007 and early 2008, the significant economic downturn in the last half of 2008 and continuing through 2011 has increased the risk in our earning asset portfolios. The economy for the near-term is expected to be unsettled with the potential for more downturns. Since we cannot fully eliminate credit risk and impact of the current economy, credit losses may occur in the future.

We have a concentration of credit exposure in acquisition and development (“ADC”) real estate loans.

At September 30, 2011, First Capital had approximately $60.9 million in loans for the acquisition and development of real estate and for construction of improvements to real estate, representing approximately 16.3% of our total loans outstanding as of that date. These loans are to developers, builders and individuals. Project types financed include acquisition and development of residential subdivisions and commercial developments, builder lines for one to four family home construction and loans to individuals for primary and secondary residence construction. These types of loans generally are viewed as having more risk of default than residential real estate loans. Completion of development projects and sale of developed properties may be affected significantly by general economic conditions, and further downturn in the local economy or in occupancy rates in the local economy where the property is located could increase the likelihood of default. Because our loan portfolio contains acquisition and development loans, the deterioration of a few of these loans could cause a significant increase in our percentage of non-performing loans. An increase in non-performing loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and an increase in charge-offs, all of which could have a material adverse effect on our financial condition and results of operations.

The banking regulators are giving ADC lending greater scrutiny, and may require banks with higher levels of ADC loans to implement improved underwriting, internal controls, risk management policies and portfolio stress testing, as well as possibly higher levels of allowances for losses and capital levels as a result of ADC lending growth and exposures. At September 30, 2011, our allowance for loan losses was $9 million.

Our small to medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

We target our commercial development and marketing strategy primarily to serve the banking and financial services needs of small and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which we operate, our results of operations and financial condition may be adversely affected.

If our nonperforming assets increase, our earnings will be adversely affected.

Our nonperforming assets adversely affect our net income in various ways: we do not accrue interest on nonperforming loans; we must provide for probable loan losses through a current period charge to our provision for loan losses; non-interest expense increases when we write down the value of properties in our other owned real estate portfolio to reflect changing market values; there are legal fees associated with the resolution of problem assets, as well as carrying costs; and the resolution of nonperforming assets require the active involvement of management. If our nonperforming assets increase, our losses could increase which could have a material adverse affect on our financial condition and results of operations.

We may need to increase our loan losses or charge-offs.

When we loan money we incur the risk that our borrowers will not repay their loans. This risk is affected by a number of factors, including: (i) the cash flow of the borrower; (ii) changes in the value of any collateral securing the loan; (iii) changes in national and local economic conditions; and (iv) the duration of the loan. We reserve for loan losses by establishing an allowance through a charge to earnings. We also charge off assets, based on various factors including workout strategies, changes in the borrower’s ability to repay and reviews by our regulators.

The process for determining the amount of the allowance or charge-off is critical to our financial condition and results of operations. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. It also requires that we make various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. The allowance for loan losses may not be sufficient to cover probable losses in our loan portfolio. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount reserved. In addition, the lingering nature of the decline in the national economy and the economy of the market area in which our loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods.

Our loan loss allowance and charge-offs are determined by management through a periodic review and consideration of several factors, such as an ongoing review of the quality, size and diversity of the loan portfolio, evaluation of non-performing loans, historical recovery experience, current economic conditions, risk characteristics of loan classifications, and the collateral, including guaranties, securing each loan. In addition, our determinations are subject to review by our regulators as part of their examination process, which may result in the establishment of an additional allowance or charge-off based upon the judgment of the regulators after a review of the information available at the time of their examination. The Company uses a baseline scenario in determining the appropriate credit allowance. However under a stress test of the loan portfolio conducted using a more adverse economic scenario, management estimates that additional credit marks of 4% to 6% of gross loans could materialize, which could materially and adversely affect our financial condition, earnings and profitability.

As described above, the Standby Purchaser has the right to require us to develop a plan for resolving up to $50 million of our “problem” assets prior to December 31, 2013, which will likely increase our charge offs and may otherwise affect our loan losses. See – “Risk Factors – Risks Related to our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to work-out problem assets at a faster pace than we currently intend”.

A continuation of turmoil in the financial markets could have an adverse effect on our financial position or results of operations.

Since 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market, with falling home and real estate prices, increasing foreclosures and high unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The U.S. and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the U.S. and other governments, these efforts may not succeed in improving industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including FCB, are numerous and include: (i) worsening credit quality, leading among other things to increases in loan losses and reserves; (ii) continued or worsening disruption and volatility in financial markets, leading to, among other things, continuing reductions in asset values; (iii) capital and liquidity concerns regarding financial institutions generally; (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system; or (v) recessionary conditions that are deeper or last longer than currently anticipated.

The soundness of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by the actions and commercial soundness of other financial institutions. Financial services institutions are interrelated as a result of trading, clearing, counterparty or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial industry. As a result defaults by, or even rumors or questions about, one or more financial services institutions, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by other institutions. Many of these transactions expose us to credit risk in the event of default of our counterparty or client. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the financial instrument exposure due us. To prepare us for these possibilities, we monitor the financial soundness of companies we deal with. However, there is no assurance that any such losses would not materially and adversely affect our results of operations.

We operate in a highly regulated environment and may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by our regulators. Such regulation and supervision govern the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and for our depositors and borrowers. The regulation and supervision by our regulators are not intended to protect the interests of investors in our common stock. Regulators have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our business, financial condition, results of operations and cash flows.

Regulatory reform may have a material impact on our operations.

On July 21, 2010, President Obama signed into law the Dodd-Frank Act which could impact our performance in future periods. The Dodd-Frank Act included numerous provisions intended to strengthen the financial industry, enhance consumer protection, expand disclosures and provide for transparency. Some of these provisions included changes to FDIC insurance coverage, which included a permanent increase in the coverage to $250,000 per depositor. Additional provisions created a Bureau of Consumer Financial Protection, which is authorized to write rules on all consumer financial products. Still other provisions created a Financial Stability Oversight Council, which is not only empowered to determine the entities that are systemically significant and therefore require more stringent regulations, but is also charged with reviewing, and when appropriate, submitting, comments to the SEC and Financial Accounting Standards Board with respect to existing or proposed accounting principles, standards or procedures. The aforementioned are only a few of the numerous provisions included in the Dodd-Frank Act. The overall impact of the entire Dodd-Frank Act will not be known until the full implementation is completed, but the possibility of significant additional compliance costs exists, and the Dodd-Frank Act consequently may have a material adverse impact on our operations.

Our continued participation in the TARP Capital Purchase Program may act to depress the market value of our common stock and hinder our ability to retain and attract well-qualified executives.

Pursuant to the terms of the securities purchase agreement between us and the Treasury, the ability to declare or pay dividends on our common stock is limited. In addition, we are not permitted to declare or pay dividends on our common stock if we are in arrears on the payment of dividends on the TARP Preferred Stock. In addition, our ability to repurchase outstanding common stock is restricted. The restriction on our ability to pay dividends may depress the market price of our common stock.

As a participant under the TARP Capital Purchase Program, we must comply with the executive compensation and corporate governance standards imposed by statute and the TARP compensation standards for as long as the Treasury holds any securities acquired from us under this program. The restrictions on our ability to compensate senior executives in relation to executive compensation at companies that are not recipients of TARP funds may limit our ability to retain and recruit senior executives.

Effective April 1, 2014, the dividend payable on the TARP Preferred Stock will increase to 9.0% per year.

We own stock in the Federal Home Loan Bank of Atlanta, which, as a result of its financial difficulties, has substantially reduced its dividend and will negatively affect our net interest income.

As a member bank, the Company is required to purchase capital stock in the Federal Home Loan Bank in an amount commensurate with the amount of the Company’s advances in addition to a minimum level for membership. This stock is carried at cost and totaled $3.3 million at September 30, 2011. In response to unprecedented market conditions and potential future losses, the Federal Home Loan Bank of Atlanta has implemented an initiative to preserve capital by significantly reducing the amount of cash dividend payments, which has adversely affected our income. If the Federal Home Loan Bank of Atlanta is unable to meet minimum regulatory capital requirements or is required to aid the remaining Federal Home Loan Banks, our holding of Federal Home Loan Bank of Atlanta stock may be determined to be other-than-temporarily impaired and may require a charge to earnings. The continuation of no or reduced dividend income from the Federal Home Loan Bank of Atlanta will negatively impact our net interest income.

Our past results may not be indicative of our future results and we have incurred losses in recent periods.

There is no assurance that the capital from this offering, if any, will be sufficient to allow us to grow our business. In the future, we may be subject to various factors that may influence our performance such as the interest rate environment which can have drastic swings that impact our revenue stream and cost of funds, the state of the real estate market and the valuations associated with property that is collateral on loans, or the ability to find suitable expansion opportunities. Other factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence.

For the reasons described elsewhere in this Prospectus, we have incurred losses in recent periods. There can be no assurance that such losses will not continue.

We depend on the accuracy and completeness of information about clients and counterparties.

In deciding whether to extend credit or enter into other transactions with clients and counterparties, we may rely on information furnished to us by or on behalf of clients and counterparties, including financial statements and other financial information. We also rely on representations of clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent auditors. For example, in deciding whether to extend credit to clients, we accept the opinion of such independent auditors that a customer’s audited financial statements conform with GAAP and present fairly, in all material respects, the financial condition, results of operations and cash flows of the customer. Our financial condition and results of operations could be negatively impacted to the extent we rely on financial statements that do not comply with GAAP or are materially misleading.

Increases in FDIC insurance premiums may cause our earnings to decrease.

Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased FDIC resolution costs and led to a significant reduction in the deposit insurance fund. As a result, the FDIC has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. These increases in the base assessment rate have increased our deposit insurance costs and negatively impacted our earnings. Any further increased and/or special FDIC assessment will further negatively impact our earnings.

Even though FCB is “well-capitalized” as of September 30, 2011, our FDIC insurance assessments for First Capital Bank nonetheless may increase in the future due to a variety of factors. Any increases in FDIC insurance assessments would decrease our earnings.

Virginia law and our organizational documents may impede or discourage a takeover, which could adversely affect the value of our common stock.

Provisions of Virginia law and our articles of incorporation and bylaws may have the effect of discouraging a change of control of our company or deterring tender offers for our common stock. The anti-takeover provisions of

Virginia law impose various impediments to the ability of a third party to acquire control of us, even if a change of control would be beneficial to our existing shareholders. We are currently subject to Virginia anti-takeover provisions. Additionally, provisions of our articles of incorporation and bylaws impose various procedural and other requirements, which could make it more difficult for shareholders to effect some corporate actions. For example, our articles of incorporation authorize our board to determine the rights, preferences and privileges and restrictions of unissued shares of preferred stock without any vote or action by our shareholders. Thus our board is able to authorize and issue shares of preferred stock with voting or conversion rights that could adversely affect the voting or other rights of holders of our common stock. Our bylaws require advance notice for shareholders to nominate director candidates for election or to bring business before an annual meeting of shareholders. Moreover, shareholders are not permitted to call a special meeting or to require the Board of Directors to call a special meeting or to take action by written consent. These rights and provisions may have the effect of delaying or deterring a change of control of our company and may limit the price that investors might be willing to pay in the future for shares of our common stock included under the heading “Description of Capital Stock.”

Risks Related to the Rights Offering and Ownership

of Common Stock and Warrants to Be Issued Upon Exercise of Subscription Rights

If the rights offering is consummated, your relative ownership interest may experience significant dilution.

To the extent that you do not exercise your subscription rights, and other shareholders exercise their subscription rights, the percentage that your original shares of common stock represent of our expanded equity will be diluted.

Completion of the rights offering is subject to us selling a minimum of 2,500,000 Units.

Completion of this offering is subject to us selling a minimum of 2,500,000 Units.

The subscription rights are not transferrable.

You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on Nasdaq or any other stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificates.

Our management will have discretion in allocating the proceeds from this offering.

We will have broad discretion over the use of the net proceeds of this offering. We are conducting the rights offering to raise equity capital to improve our capital position, to implement an asset resolution plan as described elsewhere in this Prospectus (See – Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to work-out problem assets at a faster pace than we currently intend.), to provide additional capital for our bank subsidiary, First Capital Bank, and to retain the remainder of any proceeds for general corporate purposes. Although FCB is well-capitalized for regulatory purposes, we believe that a higher level of capital is prudent in light of current market conditions, and the related impact on our financial condition. Our capital position has been impacted by increases in our provision for loan losses due to the overall economy and deteriorating real estate market conditions. We currently anticipate that we will use the funds as working capital and for general corporate purposes. If sufficient funds are raised in the offering, we may also consider repaying our TARP Funds to the Treasury Department.

There is no assurance that we will raise the amount of capital we hope to raise.

Although we must sell at least 2,500,000 Units for an aggregate of $5,000,000 in order to complete the stock offering, there is no assurance that we will be able to sell additional Units to the Standby Purchaser or other subscribers, even if we desire to do so in order to raise additional capital. Although the Standby Purchaser has agreed to purchase 350,000 Units ($700,000) if we sell the required minimum of Units, there is no assurance that he will purchase any additional Units pursuant to his right of first refusal described in this Prospectus. There also can be no assurance that the Standby Purchaser will receive the required regulatory nonobjection in order to own, control or hold with the power to vote 10% or more of our outstanding shares (e.g., more than 377,322 Units at the minimum offering range and 819,633 Units at the maximum offering range). As a result, there is no assurance that we will raise the amount of capital we hope to raise in the rights offering.

You should not anticipate or expect the payment of cash dividends on our common stock.

We do not intend to pay cash dividends on our common stock in the foreseeable future. We are a separate and distinct legal entity from First Capital Bank. We currently intend to retain future earnings to support the growth of our business because our business currently is limited to owning all of the outstanding shares of capital stock of the Bank. Our payment of dividends on the common stock generally will be funded only from dividends received from the Bank. In addition, the payment of dividends may be made only if we and the Bank are in compliance with certain regulatory requirements governing the payment of dividends.

Our directors and officers have significant voting power.

Our directors and executive officers currently own directly and beneficially 12.40% of our outstanding shares, and we expect that they will own approximately 15.87% to 7.63% assuming the minimum and maximum amounts respectively, are raised in this offering, and assuming their purchase of $1.0 million in Units in this offering. Because of the percentage of stock held by our directors and executive officers, these persons could influence the outcome of any matter submitted to a vote of our shareholders. The interests of our directors and executive officers may not align precisely with your interest as a holder of our common stock.

The Standby Purchaser may have significant voting power.

Purchasers in the rights offering may not know the percentage of our outstanding shares that the Standby Purchaser will own after the completion of the offering. Although the Standby Purchase Agreement provides that immediately following the rights offering the Standby Purchaser may not own more than 45% of our outstanding shares calculated on a fully-diluted basis by assuming that all warrants issued in the offering are exercised, we may waive the 45% limitation in our sole discretion at any time prior to the completion of the offering and permit the Standby Purchaser to purchase a greater number of shares, without providing any notice to subscribers in the offering. Moreover, the 45% limitation set forth in the Standby Purchase Agreement assumes the exercise of all warrants issued in the offering. If only the Standby Purchaser’s warrants are exercised, then the Standby Purchaser would beneficially own more than 50% of the outstanding shares at the completion of the offering. The Standby Purchase Agreement permits us to enter into a Standstill Agreement with the Standby Purchaser that restricts his ability to vote more than 45% of our outstanding shares. Because of the percentage of stock that may be held by the Standby Purchaser, he may be able to influence the outcome of any matter submitted to a vote of our shareholders. The interests of the Standby Purchaser may not align precisely with your interest as a holder of our common stock.

There is limited trading in our common stock. As a result, investors may not be able to quickly and easily sell their common stock.

Our common stock trades on the Nasdaq Capital Market. However, the volume of trading in our common stock is typically low. We cannot assure you that you will be able to sell your shares of common stock at such prices should you need to liquidate your investment. Before purchasing you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period.

The future price of the shares of common stock may be less than the $2.00 purchase price per Unit in the rights offering.

If you exercise your subscription rights to purchase Units and acquire additional shares of common stock in the rights offering, you may not able to sell the shares later at or above the portion of the $2.00 purchase price in the rights offering allocable to each share of common stock. The actual market price of our common stock could be subject to wide fluctuations in response to numerous factors, some of which are beyond our control. These factors include, among other things, actual or anticipated variations in our costs of doing business, operating results and cash flow, the nature and content of our earnings releases and our competitors’ earnings releases, changes in financial estimates by securities analysts, business conditions in our markets and the general state of the securities markets and the market for other financial stocks, changes in capital markets that affect the perceived availability of capital to companies in our industry, governmental legislation or regulation, currency and exchange rate fluctuations, as well as general economic and market conditions, such as downturns in our economy and recessions.

Once you exercise your subscription rights, you may not revoke them. If you exercise your subscription rights and, afterwards, the public trading market price of our shares of common stock decreases below the subscription price, you will have committed to buying the shares of common stock underlying your Units, exclusive of the value of the warrants at a price above the prevailing market price of our shares of common stock and may have an immediate unrealized loss. Our common stock is traded on the Nasdaq Capital Market under the ticker symbol “FCVA,” and the last reported sales price of our common stock on the Nasdaq Capital Market on February 13, 2012 was $2.65 per share. We cannot assure you that the market price of our shares of common stock will not decline after you exercise your subscription rights. Moreover, we cannot assure you that following the exercise of your subscription rights you will be able to sell your common stock at a price equal to or greater than the subscription price.

The Unit price determined for the rights offering is not an indication of the fair value of our common stock.

Our Board of Directors has received a fairness opinion from Davenport & Company LLC, our financial advisor, that as of the date of the opinion, the consideration to be received by the Company for such Unit was fair, from a financial point of view, to the Company. In determining the subscription price, the Board of Directors considered a number of factors, including: the price at which our shareholders might be willing to participate in the rights offering, historical and current trading prices for our common stock, the need for liquidity and capital, and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board of Directors also reviewed our history and prospects, including our past and present earnings, our prospects for future earnings, our current financial condition and regulatory status. The per share subscription price is not necessarily related to our book value or any other established criteria of fair value and may or may not be considered the fair value of our common stock to be offered in the rights offering. After the date of this Prospectus, our shares of common stock may trade at prices below the subscription price.

There is currently no market for the warrants.

The warrants are a new issue of securities with no established trading market. Although we may apply to have the warrants listed on the Nasdaq Capital Market following the completion of the offering, we do not currently intend to do so. Even if we do, there can be no assurance that an active trading market for the warrants will develop. Accordingly, you may not be able to sell your warrants or be able to sell your warrants at a price that is satisfactory to you. Conversion of the warrants into shares of our common stock and the sale of those shares of common stock may be the only way for you to liquidate your investment in any warrants you acquire in the rights offering. If you convert your warrants into common stock, you may be unable to sell the shares of common stock issuable upon such conversion at a price equal to or greater than the conversion price.

We may terminate the rights offering and return your subscription payments without interest.

We may in our sole discretion decide not to continue with the rights offering or to terminate the rights offering at any time. This decision could be based on many factors, including market conditions. We currently have no intention to terminate the rights offering, but are reserving the right to do so. If we elect to cancel or terminate the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest or deduction, any subscription payments received from you.

This offering may cause the price of our common stock to decrease.

The number of shares of common stock that will be issuable if this offering is fully-subscribed, together with any shares of common stock, issuable upon the exercise of warrants may result in an immediate decrease in the market value of our common stock. This decrease may continue after the completion of this offering. If that occurs, you may be unable to profitably sell your common stock. Further, if a substantial number of subscription rights are exercised and shares of common stock are issued, and if the holders of the common stock in this offering choose to sell some or all of those shares, the resulting sales could depress the market price of our common stock. There is no assurance that following the rights offering you will be able to sell your common stock at a price equal to or greater than the subscription price.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

We are not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or any substantially similar securities, which could be substantially dilutive to shareholders of our common stock. In addition, as described in further detail under “Description of Capital Stock—U.S. Treasury Warrant” our warrant currently held by the U.S. Treasury provides for the adjustment of the exercise price and the number of shares of common stock issuable upon exercise upon certain issuances of common stock at or below a specified price relative to the then-current market price of common stock. While we do not believe that the offering contemplated hereby will cause such an adjustment, if this or future issuances result in an adjustment to the warrant, our shareholders could experience additional dilution. The market price of our common stock could decline as a result of sales of shares of common stock or similar securities in the market made after this offering or other dilution or the perception that such events could occur.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights may be rejected.

Stockholders who desire to purchase shares of common stock in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent before 5:00 p.m., Eastern Standard Time, on April 16, 2012, the expiration date of the rights offering, unless the exercise period is extended by us. If you are a beneficial owner of shares of common stock, you must act promptly to ensure that your broker, bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. We will not be responsible if your broker, bank or other nominee fails to ensure that all required forms and payments are actually received by the subscription agent before the expiration date of the rights offering. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of the payment received. Neither we nor our subscription agent undertakes to contact you concerning an incomplete or incorrect subscription form or payment, nor are we under any obligation to correct such forms or payment. We have the sole discretion to determine whether a subscription exercise is valid and effective.

The receipt of subscription rights may be treated as a taxable distribution to you.

We believe that the distribution of the subscription rights in this offering and the issuance of the warrants should be non-taxable distributions under Section 305(a) of the Internal Revenue Code of 1986, as amended (the “Code”). This conclusion, however, is not binding on the Internal Revenue Service or the courts. For example, if this offering is part of a “disproportionate distribution” under Section 305 of the Code, your receipt of subscription rights in this offering may be treated as the receipt of a taxable distribution to you equal to the fair market value of the subscription rights. Any such distribution would be treated as dividend income to the extent of our current and accumulated earnings and profits, if any, with any excess being treated as a return of capital to the extent thereof and then as capital gain. Each holder of common stock is urged to consult his, her or its own tax advisor with respect to the particular tax consequences of this offering. See “Material United States Federal Income Tax Considerations.”

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

Our selected consolidated financial data is presented below as of and for the nine months ended September 30, 2011 and 2010 and as of and for the years ended December 31, 2006 through 2010. Our selected consolidated financial data presented below as of December 31, 2010 and for each of the years in the five-year period ended December 31, 2010, are derived from our audited financial statements and related notes. The audited financial statements and related notes for the years ended December 31, 2009 and December 31, 2010 are incorporated by reference in this Prospectus. Our selected consolidated financial data for the nine months ended September 30, 2010 and 2011 are derived from our unaudited interim consolidated financial statements incorporated by reference in this Prospectus. In the opinion of our management, such amounts contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles. Our results for the nine months ended September 30, 2011 are not necessarily indicative of our results of operations that may be expected for any future period.

	At or for the Nine Months Ended September 30,		At or for the Year Ended December 31,
	2011	2010	2010	2009	2008	2007	2006
	(Dollars in thousands, except per share amounts)
Income Statement Data:
Interest income	$18,406	$19,901	$26,430	$25,401	$24,044	$20,356	$15,263
Interest expense	6,369	7,873	10,217	12,810	12,996	10,563	7,691

Net interest income	12,037	12,028	16,213	12,591	11,048	9,793	7,572
Provision for loan losses	8,572	7,121	8,221	2,285	2,924	676	404

Net interest income after provision for loan losses	3,465	4,907	7,992	10,306	8,124	9,117	7,168
Noninterest income	1,373	798	1,050	747	744	809	465
Noninterest expense	10,313	9,602	12,550	10,628	8,560	7,259	5,261

Income (loss) before income taxes	(5,475)	(3,897)	(3,508)	425	308	2,667	2,372
Income tax expense (benefit)	(1,993)	(1,413)	(1,336)	117	138	925	801

Net (loss) income	($3,482)	($2,484)	($2,172)	$308	$170	$1,742	$1,571

Effective dividend on preferred stock	$509	$508	$678	$503	$—	$—	$—

Net income (loss) available to common shareholders	($3,991)	($2,992)	($2,850)	($195)	$170	$1,742	$1,571

Per Share Data:
Basic earnings (loss) per share	($1.34)	($1.01)	($0.96)	($0.07)	$0.06	$0.72	$0.87
Diluted earnings (loss) per share	(1.34)	(1.01)	(0.96)	(0.07)	0.06	0.71	0.83
Book value per share	10.28	11.61	11.16	12.14	11.92	11.73	8.72
Balance Sheet Data:
Total assets	$535,631	$541,099	$536,025	$530,396	$431,553	$351,867	$257,241
Cash and cash equivalents	34,226	25,016	32,367	31,667	15,354	16,780	12,032
Securities available for sale	91,566	88,903	86,787	77,118	30,523	32,825	38,731
Securities held to maturity	2,885	1,453	2,389	1,453	1,454	—	—
Loans, net	363,986	397,449	386,209	397,120	367,440	294,234	199,751
Allowance for loan losses	9,026	11,023	10,626	6,600	5,060	2,489	1,834
Foreclosed assets	8,536	2,851	2,615	3,388	2,158	—	—
Bank owned life insurance	8,834	448	448	—	—	—	—
Deposits	432,469	428,834	426,871	422,134	334,300	255,108	194,302
FHLB advances	50,000	55,000	55,000	50,000	50,000	40,000	30,000
Subordinated debentures	7,155	7,155	7,155	7,155	7,155	7,155	7,155
Shareholders’ equity	41,157	44,975	43,675	46,458	35,420	34,859	15,659
Selected Performance Ratios
Return on average assets	(0.88%)	(0.62%)	(0.41%)	0.06%	0.04%	0.61%	0.69%
Return on average equity	(10.59%)	(7.19%)	(4.74%)	0.71%	0.49%	6.80%	10.74%
Average yield on interest earning assets	4.96%	5.19%	5.18%	5.38%	6.29%	7.35%	6.87%
Average rate paid on interest-bearing liabilities	1.93%	2.35%	2.28%	3.15%	3.99%	4.67%	4.18%
Net interest margin, fully taxable equivalent	3.28%	3.28%	3.20%	2.69%	2.89%	3.54%	3.41%
Interest-earning assets to interest-bearing liabilities	115.24%	114.96%	114.90%	116.72%	117.56%	122.33%	120.71%
Efficiency ratio	76.91%	74.86%	72.70%	79.68%	72.60%	68.47%	65.46%
Capital Ratios
Equity to total assets at end of period	7.68%	8.31%	8.15%	8.76%	8.21%	9.91%	6.09%
Average equity to average assets	8.29%	8.63%	8.55%	8.84%	8.87%	8.98%	6.39%
Tangible capital ratio	5.69%	6.37%	6.18%	6.80%	5.67%	9.91%	6.09%
Tier 1 risk-based capital ratio	11.32%	11.65%	12.08%	12.36%	10.62%	12.98%	10.39%
Total risk-based capital ratio	12.99%	13.18%	13.74%	14.09%	12.41%	14.44%	12.28%
Leverage ratio	8.43%	8.93%	9.04%	10.01%	9.62%	12.50%	8.80%
Asset Quality Ratios:
Non-performing loans to period-end loans	4.95%	4.23%	6.82%	2.57%	1.18%	0.02%	0.06%
Non-performing assets to total assets	5.04%	3.10%	5.54%	1.96%	1.52%	0.01%	0.05%
Net loan charge-offs to average loans	2.72%	0.65%	0.92%	0.19%	0.10%	0.01%	0.02%
Allowance for loan losses to loans outstanding at end of period	2.42%	2.70%	2.78%	1.64%	1.36%	0.84%	0.91%

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in, or incorporated by reference into, this Prospectus are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and are including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “target,” “could,” “is likely,” “should,” “would,” “will,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the unfavorable effects of future economic conditions, including inflation, recession or a continuing decrease in real estate values;

•	the failure of assumptions underlying the establishment of our allowance for loan losses, that may prove to be materially incorrect or may not be borne out by subsequent events;

•	adverse changes in the securities markets;

•	changes in governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the ability to successfully manage our growth or implement our growth strategies if we are unable to identify attractive markets, locations or opportunities to expand in the future;

•	our ability to continue to attract low cost core deposits to fund asset growth;

•	changes in interest rates and interest rate policies and the successful management of interest rate risk;

•	maintaining cost controls and asset quality as we open or acquire new locations;

•	maintaining capital levels adequate to support our growth and operations;

•	reliance on our management team, including our ability to attract and retain key personnel;

•	risks inherent in making loans such as repayment risks and fluctuating collateral values;

•	competition with other banks and financial institutions, and companies outside of the banking industry, including those companies that have substantially greater access to capital and other resources;

•	demand, development and acceptance of new products and services;

•	problems with technology utilized by us;

•	the effects of terrorism and efforts to combat it; and

•	other factors described in “Risk Factors” above.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, please read the “Risk Factors” section of this Prospectus. Any forward-looking statement speaks only as of the date which such statement was made, and, except as required by law, we expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

Although we cannot determine what the actual net proceeds from the sale of the Units in the offering will be until the offering is completed, we estimate that the aggregate net proceeds from the offering, after deducting estimated offering expenses, will be between $4.5 million and $17.0 million, at the minimum and maximum of the offering range, respectively.

Our management will retain broad discretion in deciding how to allocate the net proceeds of this offering. Until we designate the use of the net proceeds, we will invest them temporarily in liquid short-term securities. The precise amounts and timing of our use of the net proceeds will depend upon market conditions and the availability of other funds, among other factors.

We are conducting the rights offering to raise equity capital to improve our capital position, to implement an asset resolution plan as described elsewhere in this Prospectus (See – “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to ‘work-out’ problem assets at a faster pace than we currently intend”), to provide additional capital for our bank subsidiary, First Capital Bank, and to retain the remainder of any proceeds for general corporate purposes. Although FCB is well-capitalized for regulatory purposes, we believe that a higher level of capital is prudent in light of current market conditions, and the related impact on our financial condition. Our capital position has been impacted by increases in our provision for loan losses due to the overall economy and deteriorating real estate market conditions. In addition, we may elect to repay our TARP Funds to the Treasury Department if we raise sufficient funds in the offering. We have not otherwise made a specific allocation for the use of the net proceeds.

DETERMINATION OF OFFERING PRICE

In determining the subscription price, the Board of Directors considered a number of factors, including: the fairness opinion of Davenport, the price at which our shareholders might be willing to participate in the rights offering, and at which Units can be sold in the public offering, if any, historical and current trading prices for our common stock, the need for liquidity and capital and the desire to provide an opportunity to our shareholders to participate in the rights offering on a pro rata basis. In conjunction with its review of these factors, the Board of Directors also reviewed a range of discounts to market value represented by the subscription prices in various prior rights offerings of public companies. The subscription price for a Unit is $2.00. The subscription price is not necessarily related to our book value, net worth or any other established criteria of value and may not be considered the fair value of our common stock underlying the Units to be offered in the rights offering.

We retained Davenport to render financial advisory services in connection with the rights offering and the public offering. These financial advisory services included helping to negotiate the terms of the Standby Purchase Agreement and rendering a fairness opinion to FCB’s Board of Directors. Davenport delivered its fairness opinion analysis to our Board of Directors on January 9, 2012. As part of its analysis, Davenport, among other things, reviewed the most recent draft of the Standby Purchase Agreement, reviewed certain business, financial and other information regarding FCB and its prospects that were furnished to Davenport by FCB, reviewed the publicly reported historical price and trading activity for FCB’s common stock, compared the business, financial and other information regarding FCB with similar information concerning certain other comparable publicly traded companies, compared the proposed financial terms of the rights offering with the financial terms of various other rights offerings of financial institutions in recent years, reviewed the pro forma financial impact of the rights offering and the work-out of problem assets and accompanying Asset Resolution Plan on FCB, and considered other information such as financial studies, analyses and investigations as well as financial, economic and market criteria that Davenport deemed relevant. In addition, Davenport had discussions with management and other representatives and advisors of FCB concerning its business, financial condition, results of operations and forecast. In rendering its opinion to our Board of Directors, Davenport stated that, as of the date of the opinion, the consideration to be received by FCB for each Unit was fair, from a financial point of view, to FCB. Davenport’s fairness opinion was contingent upon an agreement between FCB and the Standby Purchaser limiting his voting rights to no more than 45% of the outstanding voting shares.

The opinion does not constitute a recommendation as to whether you should exercise your subscription right in the rights offering.

Davenport was due a fee of $75,000 upon the rendering of the fairness opinion which fee is refundable if we do not complete the rights offering. Davenport will be due an additional fee of $75,000 in connection with serving as financial advisor for the rights offering upon completion of the rights offering. In addition, we will pay Davenport 6% of the gross proceeds of any public offering We have also agreed to reimburse Davenport for its reasonable out-of-pocket expenses up to a maximum of $100,000.00.

The subscription price does not necessarily bear any relationship to any other established criteria for value. You should not consider the subscription price as an indication of value of FCB or our common stock. You should not assume or expect that, after the rights offering, our common stock will trade at or above the subscription price in any given time period. The market price of our common stock may decline during or after the rights offering, and you may not be able to sell the shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future, and the terms of this rights offering. On February 13, 2012, the closing sale price of our common stock on the Nasdaq Capital Market was $2.65 per share.

MARKET FOR COMMON STOCK AND DIVIDEND INFORMATION

Our common stock is listed on the Nasdaq Capital Market under the symbol “FCVA”.

The following table shows high and low sale prices for our common stock, as reported to us, for the periods indicated.

	High	Low
2010

1st Quarter	$8.50	$4.85
2nd Quarter	9.25	6.35
3rd Quarter	7.45	2.95
4th Quarter	3.73	2.90

2011

1st Quarter	$4.54	$3.55
2nd Quarter	5.00	3.30
3rd Quarter	4.18	2.45
4th Quarter	2.77	1.60

2012

1st Quarter (through February 13, 2012)	$3.55	$2.23

The foregoing transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of our common stock at the time of such transaction due to the infrequency of trades and the limited market for our common stock.

As of February 10, 2012, there were approximately 614 shareholders of record of our common stock.

FCB has never declared a dividend on its common stock and there are no plans to declare such dividends in the future.

CAPITALIZATION

The following table presents our historical consolidated capitalization at September 30, 2011, and our pro forma consolidated capitalization after giving effect to the sale and receipt of estimated net proceeds of $4.5 million and $17.0 million at the minimum and maximum of the offering range, respectively. The table also sets forth the historical regulatory capital ratios of First Capital Bank at September 30, 2011 and the pro forma regulatory capital ratios of First Capital Bank assuming the receipt by First Capital Bank of $14 million of proceeds and $3 million of proceeds at the maximum and minimum range of the offering, respectively. (Further assuming that 100% of the proceeds received by First Capital Bank were invested in assets with a risk weighting of 20%). Any additional net proceeds will be retained by the Company. The following table does not reflect the impact of the Asset Resolution Plan discussed elsewhere in this Prospectus. See – “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to ‘work-out’ problem assets at a faster pace than we currently intend.”

		Pro Forma Capitalization Based Upon Sale of
	Capitalization as of September 30, 2011	8,913,513 Units at $2.00 Per Unit with 4,456,757 warrants at $2.00 per share	2,500,000 Units at $2.00 Per Unit with 1,250,000 warrants at $2.00 per share
	(amounts in thousands, except per share amounts)

Deposits	$432,469	$432,469	$432,469
Federal Home Loan Bank advances	50,000	50,000	50,000
Subordinated debentures	7,155	7,155	7,155
Other borrowings	1,477	1,477	1,477

Total deposits and borrowed funds	$491,101	$491,101	$491,101

Stockholders’ equity:
Preferred stock, $4.00 par value, $1,000 liquidation preference, 2,000,000 authorized shares, 10,958 issued and outstanding	$44	$44	$44
Common stock, $4.00 par value, 30,000,000 authorized shares, 2,971,171 issued and outstanding	11,885	47,541	21,885
Additional paid-in capital	29,834	11,199	24,318
Retained deficit	(2,347)	(2,347)	(2,347)
Warrants	661	661	661
Discount on preferred stock	(336)	(336)	(336)
Accumulated other comprehensive income	1,416	1,416	1,416

Total stockholders’ equity	$41,157	$58,178	$45,641

Total shares outstanding	2,971	11,885	5,471
Total stockholders’ equity as a percentage of total assets	7.68%	10.53%	8.45%
Tangible book value per share	$10.28	$4.00	$6.40

Regulatory capital ratios of First Capital Bank:
Tier one capital ratio	8.26%	10.88%	8.82%
Tier one risk-based capital ratio	11.09%	14.52%	11.83%
Total risk-based capital ratio	12.76%	16.17%	13.49%

SUBSCRIPTIONS BY CURRENT DIRECTORS AND EXECUTIVE OFFICERS

It is a condition to the obligations of the Standby Purchaser that our current directors and executive officers, in the aggregate, purchase at least 500,000 Units ($1,000,000) in the rights offering, and we expect that they will satisfy this condition. The purchase price paid by our current directors and executive officers, together with their affiliates, will be $2.00 per Unit, the same price paid by all other persons who purchase Units in the rights offering. Following the offering, our current directors and executive officers, together with their affiliates, are expected to own approximately 868,536 shares of common stock, or between 15.87% and 7.63% of our total outstanding shares of common stock, assuming the sale at the minimum and maximum of the offering range, respectively.

DIRECTORS’ COMPENSATION

For the year ended December 31, 2011, each non-employee member of our Board of Directors (other than the Chairman and Vice Chairman) received $1,000, for each Board meeting he or she attended, and $250 for each committee meeting he or she attended. The Chairman and Vice Chairman received $1,500 for each Board meeting attended.

In 2011, non-employee directors received $134,750 in the aggregate as compensation for their services as directors.

The following table sets forth a summary of certain information concerning the compensation paid by us to our directors, other than Robert G. Watts, Jr. and John M. Presley, during 2011. Information regarding the compensation paid to Mr. Watts and Mr. Presley is disclosed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Total
Gerald Blake	$19,750	$19,750
Grant S. Grayson	27,250	27,250
Yancey S. Jones	15,500	15,500
Joseph C. Stiles, Jr.	15,000	15,000
Richard W. Wright	27,250	27,250
Gerald Yospin	16,000	16,000
Debra L. Richardson	14,000	14,000

EXECUTIVE COMPENSATION

Summary

The following table sets forth a summary of certain information concerning the cash compensation paid by FCB for services rendered in all capacities during the years ended December 31, 2011 and 2010, to the Chief Executive Officer of FCB (the Company’s Principal Executive Officer) and certain other executive officers of First Capital Bank who had total compensation during the 2011 fiscal year which exceeded $100,000. The following table does not include certain perquisites that do not exceed $10,000 each:

Name and Principal Position	Year	Salary	Bonus	Other(1)	All Other Compensation(2)	Option Awards Aggregate Grant Date Fair Value(3)	Total

John M. Presley Chief Executive Officer and Managing Director (Principal/Executive Officer)	2011 2010	$285,825 233,871	$0 0	$8,216 0	$9,396 9,419	$16,072 19,951	$326,605 263,241

Robert G. Watts, Jr. President of First Capital Bancorp, Inc. and President and Chief Executive Officer of First Capital Bank	2011 2010	$205,613 205,407	$0 30,000	$12,334 0	$9,363 9,244	$5,835 4,015	$233,145 248,439

Gary L. Armstrong Senior Vice President and Commercial Banking Officer	2011 2010	$197,817 194,463	$0 0	$10,955 9,825	$7,608 0	$6,751 1,925	$223,131 206,213

(1)	Amounts shown represent expenses incurred by the Company for SERP benefit costs for split-dollar life insurance policies on the named executives.
(2)	Includes company contributions to the 401 (k) plan which are available to the executives named above on the same basis as to the general employee population.
(3)	Amounts shown represent the aggregate full grant date fair value of each award calculated in accordance with FASB ACSC Topic 718. The assumptions made by the Company in making these valuations are set forth in Note 17 (Stock option plan) to the Company’s audited financial statements for the year ended December 31, 2010, as included in the Company’s Report on Form 10-K incorporated herein by reference.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee is a current or former officer of the Company or First Capital Bank. In addition, there are no compensation committee interlocks with other entities with respect to any such member.

Agreements with Executive Officers

The Company has entered into an Employment Agreement dated December 31, 2008 with Mr. John M. Presley. The Employment Agreement provides that Mr. Presley’s employment is terminable at any time by either party, except that the Bank must give Mr. Presley 30 days’ notice if it intends to terminate the agreement without “cause” (as defined therein). The agreement provides for an initial base salary of $200,000 per year, with the Board of Directors having the discretion to pay Mr. Presley additional compensation as a bonus based on the profitability of the Bank, and Mr. Presley’s performance. In the event the Bank terminates Mr. Presley’s employment without “cause”, the Bank must pay to Mr. Presley his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors in its reasonable discretion. In addition, in the event Mr. Presley’s employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Presley is entitled to receive his base salary for a period of 18 months following such termination. The agreement also prohibits Mr. Presley from competing with the Company under certain circumstances and for various periods of time following the termination of his employment, depending on when such termination occurs and the basis for such termination. Mr. Presley’s current annual salary under the agreement is $285,000.

The Company has entered into an Executive Endorsement Split Dollar Agreement, (the “Presley Split Dollar Agreement”) with Mr. Presley. Under the terms of the Presley Split Dollar Agreement, the Company shall acquire, own and hold one or more life insurance policies on the life of Mr. Presley. The Company shall be responsible for paying any and all premiums due and payable under such life insurance policies. Upon Presley’s death, his designated beneficiaries shall be entitled to receive death proceeds from the policies totaling $2,160,000. The Company shall be entitled to the remainder of the death proceeds under such policies.

The Company has entered into an Amended and Restated Employment Agreement dated December 31, 2008 with Mr. Watts. The Employment Agreement provides that Mr. Watts’ employment is terminable at any time by either party, except that the Company must give Mr. Watts 30 days’ notice if it intends to terminate the agreement without “cause” (as defined therein). The agreement provides for an initial base salary of $200,000 per year, with the Board of Directors having the discretion to pay Mr. Watts additional compensation as a bonus based on the profitability of the Company, and Mr. Watts’ performance. In the event the Company terminates Mr. Watts’ employment without “cause”, the Company must pay to Mr. Watts his base salary for a period of six to 12 months, with such period to be determined by the Board of Directors in its reasonable discretion. In addition, in the event Mr. Watts’ employment is terminated within nine months following a “change of control” (as defined in the agreement), Mr. Watts is entitled to receive his base salary for a period of 18 months following such termination. The agreement also prohibits Mr. Watts from competing with the Bank under certain circumstances and for various periods of time following the termination of his employment, depending on when such termination occurs and the basis for such termination. Mr. Watts’ current annual salary under the agreement is $205,000.

The Company has entered into an Executive Endorsement Split Dollar Agreement, (the “Watts Split Dollar Agreement”) with Mr. Watts. Under the terms of the Watts Split Dollar Agreement, the Company shall acquire, own and hold one or more life insurance policies on the life of Mr. Watts. Upon Mr. Watts’ death, his designated beneficiaries shall be entitled to receive death proceeds from the policies totaling $1,556,010. The Company shall be entitled to the remainder of the death proceeds under such policies.

The Company has entered into a Supplemental Executive Retirement Plan Agreement (the “SERP”) dated February 1, 2011, with Mr. Armstrong. The SERP provides an unfunded, nonqualified, supplemental retirement benefit to Mr. Armstrong in the amount of $250,000. The benefits payable to Mr. Armstrong under the SERP vest at age 60, provided Mr. Armstrong is still employed by the Company at that time. If Mr. Armstrong dies, or if his employment is terminated by the Company without cause, the benefits payable under the SERP will automatically vest and be payable to Mr. Armstrong. The Company has also entered into a Split Dollar Life Insurance Agreement dated February 1, 2011 with Mr. Armstrong (the “Split Dollar Agreement”). The Company is responsible for all premiums due under the Split Dollar Agreement.

In connection with the Company’s participation in the Treasury’s TARP program, Messrs. Presley, Watts and Armstrong entered into letter agreements under which FCB is prohibited from paying to them any “golden parachute payment” which is defined as any payment upon departure from employment for any reason, except for payments for services performed or benefits accrued. Such restrictions will be applicable so long as the Company is participating in the TARP program.

Stock Option Plans

2000 Stock Option Plan

On March 15, 2000 the Board of Directors of First Capital Bank (the “Bank”) adopted the First Capital Bank 2000 Stock Option Plan (the “Plan”), which was approved by the shareholders of the Bank at the annual meeting of shareholders held on May 24, 2000. The Plan originally made available up to 77,000 shares of common stock for the granting of stock options to employees, directors, consultants and other persons who have provided services to the Bank in the form of incentive stock options (employees only) and non-qualified stock options (collectively, “Options”). With each subsequent capital raise to support the Company’s growth, the Plan has been amended. On March 19, 2003, the Board of Directors of the Bank approved an amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 52,170 shares. The amendment was approved by the shareholders of FCB at the annual meeting held on May 22, 2003, as a result of which the Plan made up to 129,170 shares available for issuance upon the exercise of options granted under the Plan. On February 16, 2005, the Board of Directors of the Bank approved an additional amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 26,486 shares. The amendment was approved by the shareholders of the Bank at the annual meeting held on May 18, 2005, as a result of which the Plan made up to 233,489 shares available for issuance upon the exercise of options granted under the Plan (after adjustment for the 3 for 2 stock that was effective December 28, 2005).

The Plan was adopted and approved as the FCB 2000 Stock Option Plan in connection with the consummation of the Share Exchange on September 8, 2006. In connection therewith, any and all options thereunder were automatically converted into options to acquire shares of stock in FCB. On February 21, 2007, the Board of Directors of FCB approved an additional amendment to the Plan increasing the number of shares reserved for issuance upon exercise of options to be granted under the Plan by 105,000 shares. The amendment was approved by the shareholders of FCB at the annual meeting held on August 15, 2007, as a result of which the Plan now makes up to 338,489 shares available for issuance upon the exercise of options granted under the Plan.

The Plan terminated in accordance with its terms on the tenth (10th) anniversary of the date of the adoption of the Plan by the Board. Accordingly, no further awards or grants may be made under the Plan.

2010 Stock Incentive Plan

On March 17, 2010, the Company’s Board of Directors adopted the First Capital Bancorp, Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which was approved by the shareholders of the Company at the annual meeting of shareholders held on May 19, 2010. The 2010 Plan makes available up to 150,000 shares of the Company’s common stock for issuance upon the grant or exercise of restricted stock, stock options or other equity-based awards as permitted under the 2010 Plan. Each employee and director of the Company and its affiliates may participate in the 2010 Plan.

Unless sooner terminated, the 2010 Plan will terminate on May 19, 2020.

The 2010 Plan is administered by the Board of Directors, or a Committee thereof, which has the power to determine the persons to whom Options are to be granted. In administering the 2010 Plan, the Board of Directors or the Committee, as applicable, has the authority to determine the terms and conditions upon which Options may be made and exercised, to construe and interpret the 2010 Plan and to make all determinations and actions with respect to the 2010 Plan. Pursuant to the provisions of the 2010 Plan, the exercise price of incentive stock options awarded in the future shall not be less than the fair market value of FCB’s Common Stock on the date the Option is granted. The exercise price of all other options awarded in the future will not be less than 85% of the fair market value of the stock on the date the option is granted. Furthermore, all Options may be subject to various vesting requirements that must first be satisfied in order for the Options to be exercisable. All Options to be granted to the executive officers and directors of FCB will be granted in accordance with Rule 16b-3 under the Exchange Act.

Option Grants

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to the persons named in the Summary Compensation Table, which were approved by the Board of Directors of FCB.

Name	No. of Options Granted	Date of Grant	Exercise Price	Expiration Date
John M. Presley	12,500	2/28/2011	$3.94	2/28/2011
Robert G. Watts, Jr.	10,000	2/28/2011	3.94	2/28/2011
Gary L. Armstrong	8,500	2/28/2011	3.94	2/28/2011

Year End Option Values

The following table sets forth information concerning the total number of securities underlying unexercised options held at the end of the fiscal year by the persons named in the Summary Compensation Table.

Outstanding Option Awards at Fiscal Year End

	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End		Option Exercise Price	Option Expiration Date
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

John M. Presley	4,167	8,333	$0	$0	$3.94	2/28/2021
	12,500	—	0	0	4.50	12/3/2019
	20,000	—	0	0	9.05	10/20/2018

Robert G. Watts, Jr.	3,334	6,666	0	0	3.94	2/28/2021
	2,500	—	0	0	12.00	1/16/2018
	2,275	—	0	0	17.50	1/27/2017
	15,000	—	0	0	10.00	12/17/2013
	225	—	0	0	7.33	3/19/2013
	2,250	—	0	0	7.00	12/11/2012
		—

Gary L. Armstrong	2,833	5,667	0	0	3.94	2/28/2021
	3,333	1,667	0	0	4.60	11/30/2019

THE STANDBY PURCHASE AGREEMENT

We have separately entered into a Standby Purchase Agreement with the Standby Purchaser. Pursuant to the Standby Purchase Agreement, the Standby Purchaser has agreed to acquire from us, at the subscription price of $2.00 per Unit, 350,000 of Units if such Units are available after the exercise of the Basic Subscription Privilege. In addition, the Standby Purchase Agreement provides that the Standby Purchaser will have a right of first refusal to purchase shares available after the exercise of the Basic Subscription Privilege, provided that immediately following the offering the Standby Purchaser may not own more than 45% of our outstanding shares of common stock calculated on a fully-diluted basis by assuming that all warrants issued in the offering are exercised. We may waive the 45% limitation in our sole discretion. The Standby Purchaser is not required to purchase any Units unless we have received subscriptions for at least 2,500,000 Units from shareholders of record as of February 10, 2012 and in the public offering, if any, although he is permitted to do so.

The terms of the Standby Purchase Agreement apply only to the Standby Purchaser and FCB. Purchasers in the offering are not parties to the Standby Purchase Agreement, and they do not receive any rights pursuant to it.

The Standby Purchaser is a private investor, attorney and banking entrepreneur. He was an attorney with the SEC 1988 through 1992, and in 1993, he co-founded a nationally recognized law firm that specializes in securities, mergers and acquisitions, and banking. He retired from that firm in 2002. Since 2003, he has co-founded three banks and served as a director of several banks and bank holding companies. The publicly traded companies on whose boards he has served over the last five years include Wayne Savings Bankshares, Inc. (2003-2008), Tower Bancorp, Inc. (since 2009), and Virginia Commerce Bancorp, Inc. (since 2009).

Prior to making his commitment to purchase Units and acquire shares of our common stock, the Standby Purchaser executed a non-disclosure agreement and accordingly gained access to nonpublic information about FCB. Subsequently, we negotiated and entered into the Standby Purchase Agreement with the Standby Purchaser. The following summarizes the material terms of the Standby Purchase Agreement.

The following examples illustrate the application of certain provisions of the Standby Purchase Agreement discussed above. If we sell 483,649 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the right (but not the obligation) to purchase 2,016,351 additional Units, which would allow us to sell 2,500,000 Units and complete the offering at the minimum of the offering range. If we sell 2,500,000 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 3,316,093 Units (if they are available) for a total issuance of 6,166,093 Units in the offering. It is also a condition to the obligations of the Standby Purchaser that our current directors and executive officers subscribe for, in the aggregate, at least 500,000 Units ($1,000,000) in the rights offering. If we sell 4,011,081 Units to subscribers other than the Standby Purchaser, the Standby Purchaser would have the obligation to purchase 350,000 Units (if they are available) and the right to purchase up to an additional 4,552,432 Units (if they are available) for a total issuance of 8,913,513 Units in the offering. The Standby Purchaser may not purchase more than 4,902,432 Units unless we specifically permit him to do so. The Standby Purchase Agreement obligates the Standby Purchaser to purchase 350,000 Units (if they are available) if we sell 2,500,000 or more Units to subscribers other than the Standby Purchaser, but there can be no assurances that he will purchase more than 350,000 Units. The following table demonstrates some of these possible outcomes:

	Scenario 1	Scenario 2	Scenario 3

Units purchased by subscribers other than the Standby Purchaser	483,649	2,500,000	4,011,081
Units that must be purchased by the Standby Purchaser (1)	—	350,000	350,000
Maximum additional Units that may be purchased by the Standby Purchaser (1)	2,016,351	3,316,093	4,552,432

Maximum Units that may be purchased by the Standby Purchaser (1)	2,016,351	3,666,093	4,902,432

Total Units sold in the offering	2,500,000	6,166,093	8,913,513

(1)	FCB may permit the Standby Purchaser to purchase a greater number of Units. In all cases, the Standby Purchaser may purchase Units only if they have not been purchased by subscribers exercising their Basic Subscription Privilege.

Covenants of FCB Under the Standby Purchase Agreement. The Standby Purchase Agreement contains covenants of FCB to:

•	use commercially reasonable efforts to effectuate the rights offering;

•	notify the Standby Purchaser of the status of the rights offering;

•	operate its business in the ordinary course;

•	not issue additional shares of common stock (other than those issuable under outstanding stock option plans);

•	not make any public statements except as required by law or regulation;

•	use commercially reasonable efforts to promptly file all necessary documents such that any waiting period with respect to the contemplated transactions shall have expired or been terminated;

•	not solicit any alternate transaction and to notify the Standby Purchaser upon the receipt of a proposal to enter into an alternative transaction; and

•

develop a plan with respect to resolving certain of our assets. See “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to work-out’ problem assets at a faster pace than we currently intend.”

Conditions to Closing by the Standby Purchaser. The Standby Purchase Agreement provides that the obligations of the Standby Purchaser to complete the purchase of FCB common stock are subject to satisfaction or waiver of the following conditions:

•	The representations and warranties of the Company must be true and the FCB must have performed its obligations under the Agreement;

•	There has not been any material adverse effect, or any breach of any covenant by FCB;

•	Trading in the Common Stock or trading in securities generally has not have been suspended by the SEC or Nasdaq;

•	FCB must have obtained required regulatory approvals on conditions reasonably satisfactory to the Standby Purchaser; and

•

The Federal Reserve Bank of Richmond and the Virginia Corporation Commission, Bureau of Financial Institutions must have approved the holding company or change in control application of the Standby Purchaser without imposing any restrictions or conditions that the Standby Purchaser determines to be unreasonably burdensome.

•

In certain circumstances, FCB must have executed and delivered a registration rights agreement pursuant to which it agrees to register, under the Securities Act and applicable state securities laws and regulations, the Standby Purchaser’s resale of any of his shares of common stock, at no cost to him.

In addition, the obligation of the Standby Purchaser to acquire 350,000 Units is subject to (i) FCB’s having received valid subscriptions for a minimum of 2,500,000 Units, including $1 million of subscriptions from FCB’s officers and directors, and (ii) such Units being available for purchase after the exercise of the Basic Subscription Privilege.

The Standby Purchaser may waive any of the foregoing conditions to the obligations of the Standby Purchaser.

Conditions to Closing by FCB. The Standby Purchase Agreement provides that the obligation of FCB to issue and sell FCB common stock to the Standby Purchaser is subject to satisfaction or waiver of the following conditions:

•

the representations and warranties of the Standby Purchaser contained in the Standby Purchase Agreement must be true and the Standby Purchaser must perform their obligations under the Standby Purchase Agreement;

•	the Standby Purchaser shall have executed and delivered a lock-up agreement and a standstill agreement;

•

the Standby Purchaser shall own less than 45% of the voting shares of FCB (calculated on a fully-diluted basis assuming that all Warrants are exercised) after the completion of the rights offering, the sale to the Standby Purchaser and the public offering, which condition may be waived by FCB in its sole discretion; and

•	The Company must have received valid subscriptions for a minimum of 2,500,000 Units.

Conditions to Closing by Both the Standby Purchaser and FCB. The Standby Purchase Agreement provide that the obligation of FCB to issue and sell FCB common stock to the Standby Purchaser and the obligation of the Standby Purchaser to complete the purchase of FCB common stock are subject to satisfaction or waiver of the following conditions:

•	no judgment, injunction, decree or other legal restraint shall prohibit, or have the effect of rendering unachievable, the consummation of the stock offering;

•	no stop order suspending the effectiveness of the registration statement of which this Prospectus is a part shall have been issued, initiated or threatened by the SEC;

•

the authorization for listing on Nasdaq of all of the shares of FCB’s common stock issuable pursuant to the stock offering, as well as the shares of common stock issuable pursuant to the exercise of the warrants, shall have been received;

Termination Provisions in the Standby Purchase Agreement. The Standby Purchase Agreement contains certain termination rights for FCB and the Standby Purchaser, as the case may be, which may be triggered:

•

by the Standby Purchaser in the event of a material adverse effect on FCB or a trading halt in FCB’s common stock or a general suspension of trading in securities on Nasdaq which is not promptly cured, which termination shall be without liability of the Company or the Standby Purchaser;

•	by the Standby Purchaser on the one hand, or FCB on the other hand, if there is a material breach of the Standby Purchase Agreement by the other party that is not promptly cured;

•

by the Standby Purchaser on the one hand, or FCB on the other hand, if the consummation of the transactions contemplated by the Standby Purchase Agreement has not taken place by June 30, 2012 through no fault of the terminating party, which termination shall be without liability of the Company or the Standby Purchaser;

•

by the Standby Purchaser on the one hand, or FCB on the other hand, if consummation of the issuance and sale of common stock to the Standby Purchaser is prohibited by law, rule or regulation, which termination shall be without liability of the Company or the Standby Purchaser; or

•

by FCB in the event it determines that it is not in the best interests of FCB and its shareholders to complete the stock offering, in which case the Company will pay the Standby Purchaser liquidated damages in the amount of $150,000.

Additional Agreements with the Standby Purchaser

Within 10 days after Closing, the Standby Purchaser may identify the Work Out Assets with a carrying value of up to $50 million as of the month-end prior to the Closing Date. Within 20 days thereafter, we are required to adopt the Asset Resolution Plan to accelerate our strategy with respect to the Work-Out Assets and the Asset Resolution Plan must provide for the disposition, work out or other resolution of the Work-Out Assets on or prior to December 31, 2013, based upon the additional capital raised. The Asset Resolution Plan requires the consent of the Standby Purchaser, which consent shall not unreasonably be withheld. We shall promptly write-down or charge-off such assets, or increase the specific loan loss reserves relating to such assets, according to the Plan to account for any change in our work-out strategy with respect to each of such assets. However any write-downs, charge-offs or increases to the loan loss reserves shall comply with generally accepted accounting principles in the United States and applicable regulatory guidance issued by applicable banking regulators and the Commission. Moreover, we are not required to accelerate our work-out strategy to a degree that would result in after-tax credit-related charges that exceed the lesser of $15 million and the amount raised.

We have agreed to reimburse up to $75,000 of the Standby Purchaser’s out-of-pocket expenses in this offering.

DESCRIPTION OF CAPITAL STOCK

The following is a general description of the terms and provisions of our securities.

General

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $4.00 per share and 2,000,000 shares of preferred stock, par value $4.00 per share. As of February 10, 2012, there were 2,971,171 shares of common stock issued and outstanding held by approximately 614 shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured. As described below, under “Preferred Stock”, there are 10,958 shares of our Series A Preferred Stock outstanding as of the date thereof.

Common Stock

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the Board of Directors out of funds legally available therefor. We are a corporation separate and distinct from the Bank. Since most of our revenues will be received by us in the form of dividends or interest paid by our subsidiary bank, our ability to pay dividends will be subject to regulatory restrictions.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable and non-callable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities and our preferred stock.

Preferred Stock

Our Board of Directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. Our Board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock. Such voting, conversion or other rights could adversely affect the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of the our board, might warrant the issuance of preferred stock.

Series A Preferred Stock

On April 3, 2009, the Company issued 10,958 shares of Series A Preferred Stock to the U.S. Treasury in return for $10.958 million in cash in connection with the TARP Capital Purchase Program. The terms of the Series A Preferred Stock require the Company to pay a cumulative dividend at a rate of 5% per annum until April 3, 2014 and thereafter at a rate of 9% per annum.

U. S. Treasury Warrant

In addition to the Series A Preferred Stock issued to the U.S. Treasury, we issued a warrant to the U.S. Treasury giving them the right to purchase 250,947 shares of our common stock at $6.55 per share for up to 10 years so long as the Series A Preferred Stock is outstanding. The warrant is immediately exercisable. The warrant provides for the adjustment of the exercise price and the number of shares of common stock issuable upon exercise pursuant to customary anti-dilution provisions, such as upon stock splits or distributions of securities or other assets to holders of common stock, and upon certain issuances of common stock at or below a specified price relative to the then-current market price of common stock. While we do not believe that the offering contemplated hereby will cause such an adjustment, if this or future issuances result in an adjustment to the warrant, our shareholders could experience additional dilution. The U.S. Treasury has agreed not to exercise voting power with respect to any shares of common stock issued upon exercise of the warrant.

Warrants Issuable in the Offering

General. Purchasers in the rights offering and the public offering, if any, will receive a warrant to purchase one-half (1/2) of an additional share of common stock for each Unit purchased. The warrants will be exercisable at a price of $2.00 per share and they will expire on the tenth (10th) anniversary of the issuance date.

Exercisability. Each warrant will be immediately exercisable and will expire on the tenth anniversary of the completion of the offering. The warrants will be subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, at any time after the closing price of the common stock exceeds $4.00 per share for 20 consecutive business days ending within 15 days of the date on which notice of redemption is given; provided that the warrants may not be redeemed before the first anniversary of the Closing Date. Warrants may be exercised by completing and returning the Warrant Certificate and Subscription Form to the Warrant Agent, along with payment of the exercise price in cash or by check. Warrants may be exercised at any time up to the close of business on the warrant expiration date. After the close of business on the warrant expiration date, unexercised warrants will become void.

Adjustments. The exercise price and the number shares underlying the warrants are subject to appropriate adjustment in the even of stock splits, reverse stock splits, stock dividends on our common stock, stock combinations or similar events affecting our common stock. In addition, in the event we consummate any merger, consolidation, sale or other reorganization event in which our common stock is converted into or exchanged for securities, cash or other property, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the kind and amount of securities, cash or other property which the holders would have received had they exercised the warrants immediately prior to the reorganization event.

Fractional Shares. No fractional shares of common stock will be issued in connection with the exercise of a warrant. If you purchase an odd number of Units, then the number of shares of common stock that the warrant permits you to purchase will be rounded down to the nearest whole share.

Transferability. Warrants are transferable.

Listing. Although we may apply to have the warrants listed on the Nasdaq Capital Market following the offering, we do not currently intend to do so. The Company intends to use its best efforts to make the warrants DTC eligible so that warrant certificates need not be issued in all cases.

Warrant Agent. The warrants will be issued pursuant to a warrant agreement by and between FCB and Registrar and Transfer Company, the warrant agent for the warrants.

Certain Anti-Takeover Provisions of the Articles of Incorporation, Bylaws and Virginia Law

General

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are intended to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Supermajority Provision

Our Articles of Incorporation require certain fundamental corporate actions to be approved by the affirmative vote of the holders of a majority of the shares entitled to vote, provided that two-thirds of the members of the Board of Directors then in office have approved and recommended the approval of the proposed fundamental action. Such fundamental corporate actions include amendments to our Articles of Incorporation, adoption of plans of merger or exchange, sales of all or substantially all of our assets other than in the ordinary course of business and adoption of plans of merger or exchange, sales of all or substantially all of our assets other than in the ordinary course of business and adoption of plans of dissolution (“Fundamental Actions”). In the absence of such approval and recommendation by the Board, the shareholder vote required for approval of Fundamental Actions is 80% of the shares entitled to vote on the matter.

Staggered Board Terms

Our Articles of Incorporation provide that our Board of Directors be divided into three classes as nearly equal in number as possible, with one class to be elected annually for a term of three years and until their successors are elected and qualified. Vacancies occurring in the Board of Directors by reason of an increase in the number of directors may be filled by the Board of Directors, and any directors so chosen shall hold office until the next election of directors by the shareholders. Any other vacancy in the Board of Directors, whether by reason of death, resignation, removal or otherwise, may be filled by the remaining directors and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors are elected and qualified. Pursuant to our Articles of Incorporation, directors may be removed only for cause and only by a vote of the holders of two-thirds of the outstanding shares entitled to vote.

Increasing the Number of Directors

Under Virginia law, a Board of Directors may amend or repeal bylaws unless the articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the Board of Directors from amending or repealing that bylaw. Our Articles of Incorporation do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, and no amendment thereto, expressly prohibits the Board of Directors from amending the bylaws to increase or decrease the number of directors. According to Virginia law, our Board of Directors may amend our bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships, resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our Board of Directors, the Board may increase the size of the Board and install directors opposed to the hostile takeover attempt.

Dissenters Rights in Mergers and Other Reorganizations

Under the Virginia Stock Corporation Act (VSCA), and subject to certain limitations, a dissenting shareholder of a corporation participating in certain transactions may, under varying circumstances and subject to specified procedural requirements, receive cash in the amount of fair market value of his or her shares in lieu of the consideration he or she would otherwise receive under the terms of the transaction. These transactions include a merger, consolidation or share exchange, certain requirements to the corporation’s articles of organization or bylaws, or a sale of substantially all of the corporation’s property.

Inability of Shareholders to Call Special Meetings

Pursuant to our bylaws, special meetings of shareholders may be called only by our President, the Chairman of the Board of Directors or by a majority of the Board of Directors. As a result, shareholders are not able to act on matters other than at annual shareholders’ meetings unless they are able to persuade the President, Chairman of the Board of Directors or a majority of the Board of Directors to call a special meeting.

Advance Notification Requirements

Our bylaws also require a shareholder who desires to nominate a candidate for election to the Board of Directors or bring other business at an annual shareholder meeting to provide us advance notice of at least 90 days before the date of the scheduled annual meeting. Our bylaws further condition the presentation of shareholder nominations for director or proposals for business on compliance with a number of conditions.

Affiliated Transactions

The VSCA contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the provisions governing Affiliated Transactions, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s Board of Directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board. At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder.

The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment.

Control Share Acquisitions

The VSCA also contains provisions regulating certain “Control Share Acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a Control Share Acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the Control Share Acquisition. These provisions are designed to deter certain takeovers of Virginia public corporations.

Board of Directors

Directors’ Duties

The standards of conduct for directors of Virginia corporations are listed in the VSCA. Directors must discharge their duties in accordance with their good faith business judgment of the best interests of the corporation. Directors may rely on the advice or acts of others, including officers, employees, attorneys, accountants and board committees if they have a good faith belief in their competence. Directors’ actions are not subject to a reasonableness or prudent person standard. Virginia’s federal and state courts have focused on the process involved with directors’ decision-making and are generally supportive of directors if they have based their decision on an informed process. As a result, plaintiffs are faced with a tough standard to hold directors liable for their decisions. This protection afforded directors under Virginia law could make it more difficult to take over a Virginia corporation than corporations in other states.

Indemnification and Limitations on Liability of Officers and Directors

As permitted by the VSCA, our Articles of Incorporation contain provisions that indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to the Company or its shareholders for breach of their fiduciary duties, except to the extent that the VSCA prohibits indemnification or elimination of liability. These provisions do not limit or eliminate the rights of FCB or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

In addition, the Articles of Incorporation of FCB provide for the indemnification of both directors and officers for expenses that they incur in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. FCB has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officer’s liability insurance coverage.

The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling FCB pursuant to the foregoing provisions, FCB has been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

THE RIGHTS OFFERING

Background of the Rights Offering

Prior to approving the rights offering, our Board of Directors, after careful consideration of various factors, including the current market conditions and opportunities and the pro rata nature of a rights offering, which would allow all of our existing shareholders to participate in the rights offering, and after extensive evaluation of several alternatives, believed that the rights offering presented the most viable and cost-effective method for raising capital. Taking into consideration the factors discussed above and the effect of the $5.0 million to $17.8 million in additional capital that may be generated in the rights offering before deducting offering expenses, our Board of Directors believes that the rights offering is in the best interests of FCB and its shareholders. In particular:

•

Since the 2008 financial crisis and recession, the Board has been focused on maintaining a level of regulatory and tangible capital that was adequate to both support our ability to address problem assets and the growth opportunities available in our market.

•	Our focus on preserving capital and liquidity has limited our ability to pursue opportunities that may be available in the marketplace.

•	The Board believes that we need to maintain higher levels of capital in this regulatory environment in order to grow our core business.

•	The Board believes we have a management team capable of providing growth and long term shareholder value with appropriate levels of capital to support that growth.

•

The Board has discussed, and in some cases explored, other strategic alternatives, including affiliations with other banking organizations, that have either proven to be unfeasible or not in the best interest of our shareholders.

•

Our primary federal regulator has encouraged us to reduce our classified assets and raise additional capital. Additional capital may provide us with the financial flexibility to address such assets. We believe this will improve our standing with our primary regulator, which should lessen regulatory impediments to growth. This should also free up management to focus on growth and profitability. However, we must balance the benefits of doing so against the potential adverse affect of disposing of those assets in what is still a somewhat distressed economy.

•	The Board believes the additional capital to be raised in the rights offering will strengthen our balance sheet, reducing risk for our shareholders and removing a drag on future earnings.

•	Existing shareholders have subscription rights enabling them to maintain or increase their ownership position at a reasonable price.

•	The Board believes that FCB and its shareholders will benefit from adding an experienced bank advisor and director, the Standby Purchaser, to our current shareholder group.

The board believes these positives outweighed other aspects of the rights offering that the board also considered, as follows:

•	Shareholders who do not participate will have immediate ownership dilution and all shareholders will have book value dilution.

•	There may be long-term dilution in our earnings per share.

•	Implementing a plan for resolving problem assets more quickly may generate additional credit losses.

•	The Standby Purchaser is likely to have significant voting power at the conclusion of the rights offering.

•	The market price of our common stock is likely to decline upon announcement of the rights offering and there is no assurance it will rebound upon completion of the rights offering.

We are conducting the rights offering to raise equity capital to improve our capital position, to implement an asset resolution plan as described elsewhere in this Prospectus (See – “Risk Factors – Risks Related to Our Business – The Standby Purchase Agreement permits the Standby Purchaser to require us to ‘work-out’ problem assets at a faster pace than we currently intend”), to provide additional capital for our bank subsidiary, First Capital Bank, and to retain the remainder of any proceeds for general corporate purposes. Although FCB is well-capitalized for regulatory purposes, we believe that a higher level of capital is prudent in light of current market conditions, and the related impact on our financial condition. Our capital position has been impacted by increases in our provision for loan losses due to the overall economy and deteriorating real estate market conditions. In addition, we may elect to repay our TARP Funds if we raise sufficient funds in the offering.

Basic Subscription Privileges

We are distributing to shareholders of record of our common stock as of the close of business, Eastern Time, on February 10, 2012, at no charge, one non-transferable subscription right for each share of our common stock they hold on the Record Date. Each right entitles its holder to purchase three Units for $2.00 per Unit. Each Unit consists of one share of our common stock and a warrant to purchase one-half (1/2) of a share of common stock. If all the Units available in the stock offering are fully subscribed, we will issue a total of 8,913,513 shares of common stock in the rights offering.

Over-Subscription Privileges

The Over-Subscription Privilege associated with each subscription right entitles you, if you fully exercise your Basic Subscription Privilege, to subscribe to purchase, at the same price per Unit, any Units that are not purchased by other holders of subscription rights under their Basic Subscription Privileges as of the expiration time, subject to the right of first refusal of the Standby Purchaser as further described in the section titled “The Standby Purchase Agreement”. If sufficient Units are available, we will seek to honor your over-subscription request. If, however, over-subscription requests exceed the number of Units available to be purchased pursuant to the Over-Subscription Privilege, we will allocate the available Units among shareholders who oversubscribed by multiplying the number of Units requested by each shareholder through the exercise of their Over-Subscription Privileges by a fraction that equals (x) the number of Units available to be issued through Over-Subscription Privileges divided by (y) the total number of Units requested by all subscribers through the exercise of their Over-Subscription Privileges. The Over-Subscription Privilege must be exercised, if at all, concurrently with the Basic Subscription Privilege prior to the expiration time.

In addition, we have granted the Standby Purchaser a right of first refusal with respect to any Units not subscribed for by existing shareholders pursuant to their Basic Subscription Privileges. Such right of first refusal shall be exercisable by the Standby Purchaser before giving effect to the Over-Subscription Privilege in the rights offering.

In order to properly exercise your Over-Subscription Privilege, you must deliver the subscription payment related to your Over-Subscription Privilege prior to the expiration time. Because we will not know the total number of unsubscribed Units until three days after the expiration date, which is the latest date for our shareholders to deliver the rights certificate according to the guaranteed delivery procedures, if you wish to maximize the number of Units and related shares you purchase pursuant to your Over-Subscription Privilege, you will need to deliver payment in an amount equal to the aggregate subscription price for the maximum number of Units and related shares that may be available to you (i.e., for the maximum number of Units and related shares available to you, assuming you exercise all of your Basic Subscription Privilege and are allotted the full amount of your Over-Subscription Privilege as elected by you).

Fractional shares of common stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding to the nearest whole share, subject to adjustment as may be necessary to ensure that we offer no more than 8,913,513 Units in the offering, with the total subscription payment being adjusted accordingly.

We can provide no assurance that you will actually be entitled to purchase the number of Units issuable upon the exercise of your Over-Subscription Privilege in full at the expiration of the rights offering. We will not be able to satisfy your exercise of the Over-Subscription Privilege if all of our shareholders exercise their Basic Subscription Privileges in full or if the Standby Purchaser purchases all Units for which Basic Subscription Privileges are not exercised, and we will only honor an Over-Subscription Privilege to the extent a sufficient amount of Units are available.

To the extent the aggregate subscription price of the maximum number of unsubscribed Units available to you pursuant to the Over-Subscription Privilege is less than the amount you actually paid in connection with the exercise of the Over-Subscription Privilege, you will be allocated only the number of unsubscribed Units available to you, and any excess subscription payments received and held in escrow will be returned to you by mail, without interest or deduction, as soon as practicable after the expiration date of the rights offering. To the extent the amount you actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate subscription price of the maximum number of unsubscribed Units available to you pursuant to the Over-Subscription Privilege, you will be allocated the number of Units for which you actually paid in connection with the Over-Subscription Privilege.

Record Date

The record date for the rights offering, which was the date used to determine the shareholders entitled to receive subscription rights, was February 10, 2012.

Exercise Price

The exercise price for each subscription right is $2.00 per Unit.

Conditions to the Rights Offering

The rights offering is conditioned on us raising a minimum amount of $5,000,000 in gross proceeds (2,500,000 Units) in the offering (See “Risk Factors – Risks Related to the Rights Offering and Ownership of Common Stock to Be Issued Upon Exercise of Subscription Rights and Warrants”). We may cancel or terminate the rights offering at any time in our sole discretion. If we cancel or terminate the offering, the subscription rights will expire without value, and all subscription payments received and held in escrow will be returned promptly, without interest or deduction. See “Extensions, Amendments and Termination.”

Expiration of the Rights Offering

The subscription rights expire, if not previously exercised, at 5:00 p.m., Eastern Time, on April 16, 2012, unless the exercise period is extended by us. We currently do not intend to extend the exercise period. If you choose not to fully exercise your subscription rights, your relative ownership in us may be diluted. The subscription rights holders who do not exercise their subscription rights prior to the expiration of the rights offering will lose any value represented by their subscription rights, and the shares of common stock into which your subscription rights are exercisable will be available to the Standby Purchaser and rights holders who exercise their Over-Subscription Privileges. We will not be required to satisfy your attempt to exercise subscription rights if the subscription agent receives your rights certificate and payment of the exercise price relating to your exercise after your subscription rights expire, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below.

Warrants

Purchasers of Units in the stock offering, including the Standby Purchaser, will receive, as part of each Unit, one share of common stock and one warrant to purchase one-half (1/2) of an additional share of common stock for a purchase price of $2.00 per whole share, which must be paid in cash at the time of exercise. Each warrant will be exercisable immediately upon completion of the offering and will expire on the tenth anniversary of the completion of the offering. The warrants will be subject to redemption by the Company for $0.01 per warrant, on not less than 30 days written notice, at any time after the closing price of the common stock exceeds $4.00 per share for 20 consecutive business days ending within 15 days of the date on which notice of redemption is given; provided that the warrants may not be redeemed before the first anniversary of the Closing Date. The warrants shall be adjusted to reflect any stock split, stock dividend or similar recapitalization with respect to the common stock. The warrants will be transferrable. However, the warrants will not be listed on any stock exchange and we do not anticipate that there will be an active trading market for the warrants. The number of shares for which warrants may be exercised and the exercise price applicable to the warrants will be proportionately adjusted in the event that we pay stock dividends or make distributions of our common stock, or subdivide, combine or reclassify outstanding shares of our common stock such as in a stock split or reverse stock split. No fractional shares will be issued in connection with the exercise of any warrants. If you purchase an odd number of Units, then the number of shares of common stock that the warrant permits you to purchase will be rounded down to the nearest whole share for each Unit purchased (and share acquired) in the stock offering.

Rights Certificates

After the date of this Prospectus, the subscription agent will send a rights certificate to each holder of our common stock that is entitled to receive a rights certificate and that is registered on our shareholder registry maintained at Registrar and Transfer Company, the transfer agent for our common stock. If you own your shares of common stock through a broker, bank or other nominee, you will not receive an actual rights certificate. If you wish to obtain a separate rights certificate, you should promptly contact your broker, bank or other nominee and request a separate certificate. It is not necessary to have a physical rights certificate in order to exercise or sell your subscription rights.

Method of Purchase — Exercise of Subscription Rights

You may exercise your subscription rights by properly completing and signing your rights certificate. You must deliver your rights certificate, together with any required signature guarantees or other supplemental documentation, to Registrar and Transfer Company, which is acting as the subscription agent for the rights offering. The subscription agent will not accept a facsimile transmission of your completed rights certificate. This delivery must be accompanied by full payment of the exercise price for each Unit you wish to purchase. If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. If you cannot deliver your rights certificate to the subscription agent prior to the expiration of the rights offering, you may follow the guaranteed delivery procedures described below under “Delivery of Rights Certificate and Payment.”

Subscription by Registered Holders

If you hold an FCB stock certificate, the number of rights you may exercise pursuant to your basic subscription privilege is indicated on the enclosed rights certificate. You may exercise your subscription rights by properly completing and executing the rights certificate and forwarding it, together with your full payment, to the subscription agent at the address set forth below under “Delivery of Rights Certificate and Payment” to be received prior to 5:00 p.m., Eastern Time, on April 16, 2012.

Subscription by Nominee

If you hold your shares of common stock through a custodian bank, broker, dealer or other nominee, then your nominee is the record holder of the shares you own. If you are not contacted by your nominee, you should contact your nominee as soon as possible. Your nominee must exercise the subscription rights on your behalf for the Units you wish to purchase. You will not receive a rights certificate. Please follow the instructions of your nominee. Your nominee may establish a deadline that may be before the 5:00 p.m., Eastern Time, April 16, 2012 expiration date that we have established for the rights offering.

Notice to Nominees

If you are a broker, bank or other nominee who holds shares of our common stock for the account of others on the record date, you should notify the beneficial owners of the shares for whom you are the nominee and of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights pursuant to their “Beneficial Owner Election Form.” You should obtain instructions from the beneficial owner, as set forth in the instructions provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate rights certificate and submit it to the subscription agent with the proper payment. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all beneficial owners in the aggregate otherwise would have been entitled had they been direct holders of our common stock on the record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the form entitled “Nominee Holder Certification” which is provided with your rights offering materials.

We will not charge a brokerage commission or a fee to rights holders for exercising their subscription rights. If you exercise your subscription rights through a broker, bank or other nominee, however, you will be responsible for any fees charged by your broker, bank or nominee.

Method of Payment of Exercise Price

Your payment of the exercise price must be made in U.S. dollars for the full number of shares of common stock you are purchasing pursuant to the exercise of subscription rights by:

•	check drawn upon a U.S. bank payable to “First Capital Escrow Account.”

The method of delivery of payments of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. If sent by mail, we recommend that you send those documents and payments by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the subscription agent. All checks delivered to the subscription agent will be promptly delivered to, deposited at and held in escrow by SunTrust Bank, who will act as escrow agent for the rights offering. Do not send or deliver these materials to us.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon receipt of payment in the manner set forth above. Payment by check will not be considered received until the subscription agent has delivered such check to the escrow agent and the escrow agent has verified that the check has cleared, which could take several days in the case of a personal check. Accordingly, if you pay by personal check please be sure you allow adequate time for the check to clear.

You will not receive any interest earned on the payments held by the escrow agent.

Delivery of Rights Certificate and Payment

You should deliver your rights certificate, payment of the exercise price and any notices of guaranteed delivery to the subscription agent by mail, hand delivery or overnight courier to:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

If you have questions about whether your completed rights certificate or payment has been received, you may call the subscription agent at:1-800-368-5948.

Your delivery to an address other than the address set forth above or by any method other than as set forth above will not constitute valid delivery.

Calculation of Subscription Rights Exercised

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the exercise price for each Unit you wish to purchase, then you will be deemed to have exercised your subscription rights with respect to the maximum number of Units that may be purchased using the total amount that you delivered to the subscription agent.

Unexercised Subscription Rights

In the event that any portion of the subscription rights are not exercised by the holders thereof prior to the expiration of the rights offering, including through the exercise of Over-Subscription Privileges, such subscription rights will automatically expire. However, the Units and related shares of common stock and warrants represented by such rights may be offered to the public. See “The Public Offering of Remaining Units.”

Your Funds Will Be Held by the Escrow Agent Until Shares of Common Stock and Warrants Are Issued

The escrow agent will hold your payment of the subscription price in an escrow account with other payments received from other rights holders until we issue your shares and warrants to you upon consummation of the rights offering.

Signature Guarantee May Be Required

Your signature on your rights certificate must be guaranteed by an eligible institution if you are exercising your subscription rights, unless:

•	your rights certificate provides that shares are to be delivered to you as record holder of those subscription rights; or

•	you are an eligible institution.

An “eligible institution” is a “financial institution,” which term includes most commercial banks, savings and loan associations and brokerage houses that is a participant in any of the following:

•	the Securities Transfer Agents Medallion Program;

•	the New York Stock Exchange, Inc. Medallion Signature Program; or

•	the Stock Exchanges Medallion Program.

Instructions for Completing Your Rights Certificate

You should read and follow the instructions accompanying the rights certificate carefully.

If you want to exercise your subscription rights, you should send your rights certificate with the payment of the subscription price to the subscription agent. Do not send your rights certificate and exercise price payment to us.

You are responsible for the method of delivery of your rights certificate. If you send your rights certificate by mail, we recommend that you send it by registered mail, properly insured, with return receipt requested. You should allow a sufficient number of days to ensure delivery of your rights certificate to the subscription agent prior to the expiration of the rights offering.

No Revocation of Exercise of Subscription Rights

Once you have exercised your subscription rights, you may not revoke or withdraw your exercise. Unless our Board of Directors cancels or terminates the rights offering, all exercises of subscription rights are irrevocable, even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase Units and acquire additional shares of common stock at an exercise price of $2.00 per Unit.

Determinations Regarding the Exercise of Your Subscription Rights

We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your subscription rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within the time period as we may determine. We may reject the exercise of any of your subscription rights because of any defect or irregularity in the exercise, and we may accept your exercise only to the extent of the payment received if you or your broker, bank or other nominee sends an incorrect payment amount. We will not receive or accept any exercise of subscription rights until all irregularities have been waived by us or cured by you by the time that we decide, in our sole discretion.

Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with the submission of your rights certificate, and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of subscription rights if it is not in accordance with the terms of the rights offering or in proper form. We and the subscription agent will also not accept your exercise of subscription rights if we and the subscription agent believe, in our sole discretion, that our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

Guaranteed Delivery Procedures

If you wish to exercise your subscription rights, but you do not have sufficient time to deliver the rights certificate evidencing your subscription rights to the subscription agent prior to the expiration of the rights offering, you may exercise your subscription rights by the following guaranteed delivery procedures:

•

deliver to the subscription agent prior to the expiration of the rights offering the subscription price payment for each Unit you elected to purchase pursuant to the exercise of subscription rights in the manner set forth above under “– Method of Payment of Exercise Price”;

•	deliver to the subscription agent prior to the expiration of the rights offering the form entitled “Notice of Guaranteed Delivery”; and

•

deliver the properly completed rights certificate evidencing your subscription rights being exercised and the related nominee holder certification, if applicable, with any required signatures guaranteed, to the subscription agent within three business days following the date you submit your Notice of Guaranteed Delivery.

Your Notice of Guaranteed Delivery must be delivered in substantially the same form provided with the Instructions for Completion of Rights Certificates, which will be distributed to you with your rights certificate. Your Notice of Guaranteed Delivery must include a signature guarantee from an eligible institution, acceptable to the subscription agent. A form of that guarantee is included with the Notice of Guaranteed Delivery.

In your Notice of Guaranteed Delivery, you must provide:

•	your name;

•	the number of subscription rights represented by your rights certificate and the number of Units you are purchasing under your subscription rights; and

•

your guarantee that you will deliver to the subscription agent a rights certificate evidencing the subscription rights you are exercising within three (3) business days following the date the subscription agent receives your Notice of Guaranteed Delivery.

You may deliver your Notice of Guaranteed Delivery to the subscription agent in the same manner as your rights certificate at the address set forth above under “– Delivery of Rights Certificate and Payment.”

The subscription agent will send you additional copies of the form of Notice of Guaranteed Delivery if you need them. All persons should call the information agent at: 1-800-368-5948 to request additional copies of the form of Notice of Guaranteed Delivery.

Subscription Agent and Information Agent

We have appointed Registrar and Transfer Company to act as subscription agent and information agent for the rights offering. We will pay all customary fees and expenses of the subscription agent and the information agent related to the rights offering. We also have agreed to indemnify Registrar and Transfer Company from liabilities that they may incur in connection with the rights offering.

Escrow Agent

We have appointed SunTrust Bank to act as escrow agent for the rights offering. We will pay all customary fees and expenses of the escrow agent related to the rights offering. We have also agreed to indemnify SunTrust Bank from liabilities that they may incur in connection with the rights offering.

Non-Transferability of Subscription Rights

The subscription rights are not transferrable. You may not sell, transfer or assign your subscription rights to anyone. Subscription rights will not be listed for trading on Nasdaq or any other stock exchange or market. Rights certificates may be completed only by the shareholder who receives the certificates.

Foreign Stockholders

If you are a rights holder whose address is outside the United States, and if it is not, in our sole judgment, unlawful to do so, the subscription agent will mail rights certificates to you. To exercise your subscription rights, you must notify the subscription agent on or prior to 5:00 p.m. Eastern Time, on April 16, 2012, the expiration date of the rights offering (unless the exercise period is extended by us), and take all other steps which are necessary to exercise your subscription rights, on or prior to that time. If you do not follow these procedures prior to the expiration date of the rights offering, your subscription rights will expire.

The rights offering is not being made in any state or other jurisdiction in which it would be unlawful to do so, nor are we selling to you, or accepting any offers from you to purchase, Units or the related shares of common stock or warrants if you are a resident of any such state or other jurisdiction. If necessary, we may delay commencement of the rights offering in certain states or other jurisdictions in order to comply with the securities law requirements of those states or other jurisdictions. In addition, in certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all Over-Subscription Privileges even if we have Units and related shares of common stock available. We do not anticipate that there will be any changes in the rights offering, and we may, in our sole discretion, decline to make modifications to the terms of the rights offering requested by regulators in states or other jurisdictions, in which case shareholders who live in those states or other jurisdictions will not be eligible to participate in the rights offering.

Procedures for DTC Participants

We expect that subscription rights may be exercised through the facilities of DTC. If your subscription rights are held of record through DTC, you may exercise your subscription rights for each beneficial holder by instructing DTC, or having your broker instruct DTC, to transfer your subscription rights from your account to the account of the subscription agent, together with certification as to the aggregate number of subscription rights you are exercising and the exercise price for each share you are purchasing pursuant to your exercise of your subscription rights.

Issuance of Common Stock and Warrants

If you properly exercise your subscription rights, you will be deemed to own shares of the common stock covered by the Units you purchased immediately after the expiration of the rights offering. If you purchase Units in the rights offering by submitting a rights certificate and payment, we will mail you a stock certificate or confirmation of issuance of the shares in book entry form as soon as practicable after the closing of the offering. If your shares as of February 10, 2012 were held by a custodian bank, broker, dealer or other nominee, and you participate in the rights offering, you will not receive stock certificates or confirmation of issuance of the shares in book entry form for your new shares. Your nominee will be credited with the number of shares of common stock you purchase in the rights offering as soon as practicable after the expiration of the stock offering. We have the discretion to delay distribution of any shares covered by Units you may elect to purchase by exercise of subscription rights if necessary to comply with state securities laws. No interest will be paid to you on the funds you deposit with the subscription agent.

The warrant certificates to be issued in the rights offering will be issued to you as promptly as possible following closing.

Extensions, Amendments and Termination

The period for exercising the subscription rights will be extended as required by applicable law and may be extended if we decide to give rights holders more time to exercise their subscription rights. We may extend the expiration date by giving oral or written notice to the subscription and information agent and the escrow agent prior to the scheduled expiration of the rights offering. If we elect to extend the exercise period, we will issue a press release announcing the extension on the business day prior to the most recently announced expiration date. In no event will we extend the rights offering beyond June 29, 2012.

We reserve the right, in our sole discretion, to amend or modify the terms of the rights offering.

In addition, while we have no intention of terminating the rights offering, we have reserved the right to terminate the rights offering in the event that unforeseen circumstances occur, including a change in the market price of our common stock, between the date of this Prospectus and the scheduled expiration of the rights offering. If the rights offering is terminated, we will issue a press release announcing the termination, and the escrow agent will return as soon as practicable all exercise payments, without interest and deduction. If you hold your shares in “street name,” it may take longer for you to receive payment because the escrow agent will send payment through the record holder of your shares.

No Board Recommendation

Our Board of Directors has not made any recommendation as to whether you should exercise your subscription rights. You should make those decisions based upon your own assessment of your best interests. However, if you do not exercise your subscription rights, you will lose any value inherent in the subscription rights, and if you do not exercise your subscription rights, your percentage ownership interest in us will be diluted.

Affiliate Participation

Our officers, directors and greater than 5% beneficial shareholders may participate in this offering at the same subscription price per share as all other purchasers, but none of such officers, directors or greater than 5% beneficial shareholders are obligated to so participate. It is a condition to the obligations of the Standby Purchaser that our current directors and officers will subscribe for, in the aggregate, at least 500,000 Units in the rights offering, and we expect they will satisfy that condition.

Listing of Common Stock.

The shares of our common stock issuable upon the purchase of Units or the exercise of warrants will be listed for trading on the Nasdaq Capital Market with the other outstanding shares of our common stock.

Listing of Warrants

The warrants are a new issue of securities with no established trading market. Although we may apply to have the warrants listed on the Nasdaq Capital Market following the offering, we do not currently intend to do so. As such, we cannot guarantee that a trading market for the warrants will develop. If there is no active trading market, or the trading market is not sustained, you may not be able to sell your warrants or be able to sell your warrants at a price that is satisfactory to you. In the event there is not an active trading market in the warrants, conversion of warrants into shares of our common stock and the sale of those shares of common stock may be the only way for you to liquidate your investment in any warrants you acquire in the rights offering. The Company intends to use its best efforts to have the warrants be DTC eligible so that warrant certificates need not be issued in all cases.

Common Stock

On the record date for the rights offering, there were 2,971,171 shares of our common stock outstanding. Assuming that the rights offering is fully subscribed, 11,884,684 shares of the common stock will be outstanding immediately after the rights offering.

Questions About Exercising Subscription Rights

If you have any questions about or require assistance regarding the procedure for exercising your subscription rights, including the procedure if you have lost your rights certificate or would like additional copies of this Prospectus, the Instructions for Completion of the Rights Certificates or the Notice of Guaranteed Delivery, please contact the information agent at: 1-800-368-5948.

If you have any questions about whether your completed rights certificate or payment has been received, please contact the subscription agent at: 1-800-368-5948.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of the material United States federal income tax consequences of the ownership and exercise of the subscription rights acquired through the rights offering and the shares of common stock and warrants received upon exercise of the subscription rights or, if applicable, upon exercise of the Over-Subscription Privilege. This discussion is a summary and does not consider all aspects of U.S. federal income taxation that may be relevant to particular U.S. holders in light of their particular circumstances. This discussion applies to you only if you are a U.S. holder (defined below), acquire your subscription rights in the rights offering and you hold your subscription rights or shares of common stock and warrants issued to you upon exercise of the subscription rights or, if applicable, the Over-Subscription Privilege as capital assets for tax purposes. This section does not apply to you if you are not a U.S. holder or if you are a member of a special class of holders subject to special rules, including, but not limited to:

•	A financial institution,

•	A regulated investment company,

•	A real estate investment trust,

•	A dealer in securities,

•	A trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	A tax-exempt organization,

•	An insurance company,

•	A person liable for alternative minimum tax,

•	A person who acquired common stock pursuant to the exercise of compensatory stock options or otherwise as compensation,

•	A person that holds common stock as part of a straddle or a hedging or conversion transaction, or

•	A person whose functional currency is not the U.S. dollar.

You are a U.S. holder if you are a beneficial owner of subscription rights or common stock and warrants and you are:

•	An individual citizen or resident of the U.S.,

•	A domestic corporation,

•	An estate whose income is subject to U.S. federal income tax regardless of its source, or

•

A trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or holds shares of common stock and warrants received upon exercise of the subscription rights or the over-subscription privilege, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of receiving, exercising and disposing of the subscription rights and acquiring, holding or disposing of shares of the common stock and warrants.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, and income tax regulations issued thereunder, published rulings and court decisions, all as currently in effect. These laws are subject to change or differing interpretations at any time, possibly on a retroactive basis. We have not sought and will not seek, a ruling from the IRS regarding the federal income tax consequences of this offering. This discussion is based on varying interpretations that could result in U.S. federal income tax consequences different from those described below and does not address the tax consequences of this offering under foreign, state or local tax laws.

This discussion addresses only certain material United States federal income tax consequences. You should consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of receiving, owning, exercising and disposing of subscription rights, shares of common stock and warrants in your particular circumstances.

Taxation of Subscription Rights

Receipt of Subscription Rights. Your receipt of subscription rights pursuant to the rights offering (which includes your Basic Subscription Privilege and Over-Subscription Privilege, if applicable) should be treated as a nontaxable distribution with respect to your existing shares of common stock for U.S. federal income tax purposes. The discussion below assumes that the receipt of subscription rights will be treated as a nontaxable distribution.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing shares of common stock on the date you receive the subscription rights, the subscription rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate basis between your existing shares of common stock and the subscription rights in proportion to the relative fair market values of the existing shares of common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing shares of common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing shares of common stock on the date you receive the subscription rights, then you must allocate your basis in your existing shares of common stock between the existing shares of common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights. If your subscription rights are applicable, or deemed applicable, to your right to receive a warrant to purchase one-half (1/2) of one share of common stock for each share of common stock you purchase, then the tax basis allocated to the subscription rights must be apportioned between the right to acquire one share of common stock and the right to receive a warrant in proportion to their values on the date of distribution. For these purposes, the value of the right to acquire one share of common stock will be that amount which bears the same ratio to the value of a subscription right as the value of one share of common stock bears to the value of one share of common stock and one warrant to acquire one-half (1/2) of one share of common stock. The value of the right to receive a warrant will be the difference between the value of the subscription right and the right to acquire one-half (1/2) of one share of common stock as determined above.

The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

Your holding period in a subscription right will include your holding period in the shares of common stock with respect to which the subscription right was distributed.

Exercise of Subscription Rights and Receipt of Warrants. Generally, you will not recognize gain or loss on the exercise of a subscription right. When you exercise a subscription right to acquire one share of common stock and a warrant to acquire one-half (1/2) of one share of common stock, the subscription price must be allocated between the share of common stock and warrant being acquired on the basis of their fair market values on the date of exercise. Your tax basis in a new share of common stock acquired when you exercise your subscription right will be equal to the sum of (i) the portion of the basis of your subscription right allocable to the right to acquire one share of common stock and (ii) the portion of the subscription price allocable to one share of common stock. Your tax basis in any associated warrant is equal to the sum of (x) the portion of the basis of your subscription right allocable to the right to receive the warrant and (y) the portion of the subscription price allocable to the warrant. The holding period of the share of common stock and warrant acquired when you exercise a subscription right will begin on the date of exercise.

If you subsequently exercise an associated warrant, you will not recognize gain or loss on the exercise, and the share of common stock that you acquire will have a tax basis equal to your adjusted basis in the warrant plus the amount you paid to exercise the warrant to acquire such share of common stock. The holding period of the share of common stock acquired upon exercise of the warrant will begin on the day the warrant is exercised.

Not Exercising Subscription Rights. If you do not exercise your subscription rights, you should not recognize a capital loss for United States federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised will be re-allocated to the existing common stock.

Taxation of Common Stock

Distributions. Distributions with respect to shares of common stock acquired upon exercise of subscriptions will be taxable as dividend income when actually or constructively received to the extent of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution exceeds our current and accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital to the extent of your adjusted tax basis in the common stock and thereafter as capital gain.

Subject to certain exceptions for short-term and hedged positions, distributions constituting dividend income received by certain non-corporate U.S. holders, including individuals, in respect of the common stock in taxable years beginning before January 1, 2013 are generally taxed at a maximum rate of 15%. Similarly, subject to similar exceptions for short-term and hedged positions, distributions on the common stock constituting dividend income paid to holders that are domestic corporations generally will qualify for the dividends-received deduction. You should consult your own tax advisor regarding the availability of the reduced dividend tax rate and the dividends-received deduction in light of your particular circumstances.

Dispositions. If you sell or otherwise dispose of the common stock, you will generally recognize capital gain or loss equal to the difference between the amount you realize and your adjusted tax basis in the common stock. Capital gain or loss will be long-term capital gain or loss if your holding period for the common stock is more than one year. Long-term capital gain of a non-corporate U.S. holder, including an individual, that is recognized in taxable years beginning before January 1, 2013 is generally taxed at a maximum rate of 15%. The deductibility of net capital losses is subject to limitations.

If you sell a warrant to another person, you will recognize taxable gain or loss, if any, in an amount equal to the difference between the selling price and your tax basis in the warrant (as determined above). This gain or loss will be a gain or loss if the warrant is a capital asset in your hands. Whether this capital gain will be short-term or long-term will depend on your holding period for the warrant. If you allow a warrant to lapse or expire without exercise, the warrant is deemed to be sold or exchanged on the date of expiration. Therefore, you will generally recognize a capital loss in an amount equal to your tax basis in the warrant, if any. The loss is treated as short-term or long-term depending on your holding period in the warrant.

Information Reporting and Backup Withholding

For non-corporate U.S. holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to the payment of dividends on common stock and the payment of proceeds from the sale, redemption or other disposition of common stock.

Additionally, backup withholding will apply to these payments if a non-corporate U.S. holder fails to provide an accurate taxpayer identification number, is notified by the Internal Revenue Service that it has failed to report all dividends required to be shown on its federal income tax returns, or in certain circumstances, fails to comply with applicable certification requirements.

Any amount withheld from a payment under the backup withholding rules is allowable as a credit against (and may entitle you to a refund with respect to) your federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

THE PUBLIC OFFERING OF REMAINING UNITS

Public Offering

We may elect to sell all or a portion of the remaining Units and related registered shares in a public offering. We have engaged Davenport as our financial advisor in connection with the rights offering and the offering to the Standby Purchaser, and in connection with any such public offering. Davenport will serve as the placement agent for any public offering. Davenport may identify and manage one or more qualifying broker-dealers to act as a selling group in connection with the public offering. Neither Davenport nor any other broker-dealer is acting as an underwriter in the rights offering nor will Davenport or any other broker-dealer be obligated to purchase any Units in the public offering, if any. See “Plan of Distribution” below for a discussion of the compensation to be paid to Davenport.

If we decide to sell any remaining Units in a public offering, we will supplement this prospectus following the expiration of the rights offering to set forth the results of the rights offering and any standby purchase and the terms, including subscription and escrow procedures, of the public offering. The subscription and escrow procedures for any public offering of remaining Units conducted by Davenport will be entirely separate and distinct from those described herein for the rights offering and will comply with applicable SEC rules, including but not limited to Rules 15c2-4 and 10b-9, and relevant guidance from the Financial Industry Regulatory Authority. In particular, we expect, under certain circumstances, to enter into separate escrow arrangements with SunTrust Bank to hold funds received in escrow in the public offering, if any, which funds will be promptly returned, without interest or deduction, if the public offering is later cancelled. These procedures will be fully described in a supplement to this prospectus that will be filed when and if we determine to proceed with the public offering.

Expiration Date

We expect that the public offering period will expire at 5:00 p.m. Eastern Time, on or about April 26, 2012 or such later date as to which the expiration date may be extended but in no event later than July 13, 2012.

PLAN OF DISTRIBUTION

On or about March 19, 2012, we will distribute the subscription rights, rights certificates and copies of this Prospectus to the holders of our common stock that are entitled to subscription rights and are registered on our shareholder registry maintained at Registrar and Transfer Company. The subscription rights holders who wish to exercise their subscription rights and purchase Units must complete the rights certificate and return it with payment for the Units to the subscription agent at the following address:

By Mail, Hand Delivery or Overnight Courier:

Registrar and Transfer Company

10 Commerce Drive

Cranford, NJ 07016

See “The Rights Offering – Method of Purchase – Exercise of Subscription Rights.” If you have any questions, you should contact the information agent.

State securities laws require either that securities be registered for sale in that state or exempt from registration. Although our common stock is listed on the Nasdaq Capital Market and therefore exempt from registration in every state, the warrants will not be listed on Nasdaq and may not be exempt. As a result, we may be required to register the securities offered hereby in some states, including states where we have existing shareholders. In such states, we will not offer or sell Units through the rights offering or public offering until such registration is effective.

In the event that the rights offering is not fully subscribed, holders of subscription rights who exercise all of their subscription rights pursuant to their Basic Subscription Privilege may have the opportunity to subscribe for unsubscribed rights pursuant to the Over-Subscription Privilege. See “The Rights Offering.”

In the event that any portion of the subscription rights are not exercised by the holders thereof prior to the expiration of the rights offering, including through the exercise of Over-Subscription Privileges, such subscription rights will automatically expire. However, the Units covered by such subscription rights may be offered to the public. See “The Public Offering of Remaining Units.”

We have engaged Davenport, a broker-dealer registered with the Financial Industry Regulatory Authority, as our financial advisor in connection with this offering. Davenport is a widely recognized investment banking firm with significant experience in advising financial institutions.

In its capacity as our financial advisor, Davenport provided advice to us regarding the structure of the stock offering as well as with respect to marketing the shares of our common stock to be issued in the offering. Davenport assisted us in negotiating the Standby Purchase Agreement with the Standby Purchaser.

Davenport delivered a fairness opinion to our Board of Directors on January 9, 2012, regarding the fairness, from a financial point of view and, as of the date of such opinion and subject to the assumptions and qualifications contained in such opinion, that the consideration to be received by FCB for each Unit was fair, from a financial point of view, to FCB. Davenport expresses no opinion and makes no recommendation to holders of the subscription rights as to the purchase by any person of Units. Davenport also expresses no opinion as to the prices at which shares to be distributed in connection with the rights offering or the public offering may trade if and when they are issued or at any future time. See “The Rights Offering – Determination of Subscription Price.”

As compensation for its services, we have agreed to pay Davenport the following amounts:

•

A fee of $75,000 in connection with the fairness opinion given by Davenport as to the fairness to FCB, from a financial point of view, of the consideration to be received by FCB for each Unit. This fee is refundable if the rights offering is not completed.

•	A financial advisory fee of $75,000, contingent upon the completion of the rights offering.

•	6% of the gross proceeds from any public offering.

We have also agreed to reimburse Davenport for its reasonable out-of-pocket expenses pertaining to its engagement, including legal fees, up to a maximum of $100,000.00, regardless of whether the rights offering is consummated. Although Davenport has no obligation to act, and will not act, in any capacity as an underwriter in the rights offering or the public offering, if it were nonetheless deemed to be an underwriter under the Securities Act, the fees and commission to be paid to it might be deemed to be underwriting fees and commissions. We have agreed to indemnify Davenport against certain liabilities and expenses in connection with its engagement, including certain potential liabilities under the federal securities laws.

If there is a public offering following the rights offering, Davenport will assist us, on a best efforts basis, in marketing the available Units and identifying potential investors for such shares. See “The Public Offering of Remaining Units.” Davenport may identify and manage one or more qualifying broker-dealers to act as a selling group in connection with the public offering of Units, if any. Neither Davenport nor any other broker-dealer is acting as an underwriter in the rights offering nor will Davenport or any other broker-dealer be obligated to purchase any Units in the public offering, if any.

Davenport may in the future provide other investment banking services to us and will receive compensation for such services. In the ordinary course of its business as a broker-dealer, Davenport may also purchase securities from and sell securities to us and may actively trade our equity or debt securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

LEGAL MATTERS

The validity of the securities being offered and hereby certain other legal matters will be passed upon for First Capital Bancorp, Inc. by the law firm of LeClairRyan, A Professional Corporation, Richmond, Virginia.

Davenport & Company LLC has been represented in the offering by Williams Mullen, A Professional Corporation, Richmond, Virginia.

EXPERTS

Our consolidated financial statements as of December 31, 2009 and 2010 and for each of the years then ended, have been audited by Cherry, Bekaert & Holland, L.L.P., independent registered public accounting firm, as set forth in their report incorporated herein by reference and have been so incorporated herein by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This Prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this Prospectus, this Prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this Prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.1capitalbank.com, which contains information relating to us and our business.

Prior to the consummation of the share exchange that was effective on September 8, 2006, First Capital Bank filed annual, quarterly and current reports, proxy statements and other information with the Board of Governors of the Federal Reserve System (the “FRB”). You may read or copy any document we filed with the FRB at the FRB reading room located in room M-P 500, Martin Building, 20th and C Streets, N.W., Washington, DC 20551 or the FRB Public Affairs Information Room located on the ground floor, C Street entrance of the Eccles Building, which is located adjacent to the Martin Building on Constitution Avenue, between 20th and 21st Streets, N.W., Washington, D.C. Call the FRB at (202) 452-3684 or 3685 for further information on reviewing these documents.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011;

•	our Amendment No. 1 to Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on May 4, 2011;

•	our Amendment No. 2 to Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on December 15, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011, filed with the SEC on November 14, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, filed with the SEC on August 15, 2011;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011, filed with the SEC on May 16;

•	our Current Reports on Form 8-K, filed with the SEC on May 3, 2011, May 13, 2011, May 23, 2011, August 10, 2011, November 2, 2011, January 19, 2012 and January 31, 2012;

•	the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 14, 2011, that are deemed “filed” with the SEC under the Exchange Act;

•

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on June 14, 2007, including any amendment or report filed with the SEC for the purpose of updating such description; and

•	all other reports filed by FCB pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report described above.

Any statement incorporated by reference in this Prospectus from an earlier dated document that is inconsistent with a statement contained in this Prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus by such statement contained in this Prospectus or in any other document filed after the date of the earlier dated document, but prior to the date hereof, which also is incorporated by reference herein.

This Prospectus incorporates documents by reference that are not presented or delivered with this Prospectus. You may review and obtain these documents at our Internet website at www.1capitalbank.com, provided that no other information on our website shall be deemed incorporated by reference. We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits, unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

First Capital Bancorp, Inc.

4222 Cox Road

Glen Allen, Virginia 23060

Attention: William W. Ranson

(804) 273-1160

February 13, 2012

PROSPECTUS

We have not authorized any dealer, salesperson or other person to give you written information other than this Prospectus or to make representations as to matters not stated in this Prospectus. You must not rely on unauthorized information. This Prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this Prospectus nor any sales made hereunder after the date of this Prospectus shall create an implication that the information contained herein nor have the affairs of the company not changed since the date of this Prospectus.